Exhibit 4.16
Execution Version

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

dated as of March 14, 2025

among

DP RBL CO LLC,
as Borrower

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

and

the Lenders party hereto
__________________________________________
KEYBANC CAPITAL MARKETS INC.,
as Coordinating Lead Arranger and Sole Bookrunner
BARCLAYS BANK PLC, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., CITIZENS BANK, N.A., DNB MARKETS, INC., KEYBANC CAPITAL MARKETS INC., MIZUHO BANK, LTD., MUFG BANK, LTD., TRUIST SECURITIES, INC., AND U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIZENS BANK, N.A., MIZUHO BANK, LIMITED, AND TRUIST BANK,
as Co-Syndication Agents

DNB BANK ASA, NEW YORK BRANCH, AND U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

CANADIAN IMPERIAL BANK OF COMMERCE,
as Lead Sustainability Structuring Agent

DNB BANK ASA, NEW YORK BRANCH,
as Co-Sustainability Structuring Agent

TABLE OF CONTENTS
Page
Section 1.01    Terms Defined Above    1
Section 1.02    Certain Defined Terms    1
Section 1.03    Types of Loans and Borrowings    43
Section 1.04    Terms Generally; Rules of Construction    43
Section 1.05    Accounting Terms and Determinations; GAAP    44
Section 1.06    Times of Day    44
Section 1.07    Timing of Payment or Performance    45
Section 1.08    Divisions    45
Section 1.09    Rates    45
Section 1.10    Letter of Credit Amounts    45
ARTICLE II
THE CREDITS
Section 2.01    Commitments    46
Section 2.02    Loans and Borrowings    46
Section 2.03    Requests for Borrowings    47
Section 2.04    Interest Elections    48
Section 2.05    Funding of Borrowings    49
Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts    50
Section 2.07    Borrowing Base    50
Section 2.08    Borrowing Base Adjustment Provisions.    52
Section 2.09    Letters of Credit    53
Section 2.10    Defaulting Lenders    58
Section 2.11    Swing Line Loans    59
Section 2.12    Loans and Borrowings Under Existing Credit Agreement    61
Section 2.13    Sustainability Adjustments    62
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans    64
Section 3.02    Interest    64
Section 3.03    Inability to Determine Rates    65
Section 3.04    Prepayments    67
Section 3.05    Fees    69
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    70
Section 4.02    Presumption of Payment by the Borrower    71
Section 4.03    Certain Deductions by the Administrative Agent    71
Section 4.04    Disposition of Proceeds    71
ARTICLE V
INCREASED COSTS; ILLEGALITY AND TAXES
Section 5.01    Increased Costs, Illegality, etc.    72
Section 5.02    Breakage Compensation    74

Section 5.03    Taxes    74
Section 5.04    Designation of Different Lending Office    77
Section 5.05    Replacement of Lenders    78
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Closing Date    78
Section 6.02    Each Credit Event    82
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Section 7.01    Organization; Powers    83
Section 7.02    Authority; Enforceability    83
Section 7.03    Approvals; No Conflicts    83
Section 7.04    Financial Condition; No Material Adverse Change    83
Section 7.05    Litigation    84
Section 7.06    Environmental Matters    84
Section 7.07    Compliance with the Laws; No Defaults    85
Section 7.08    Investment Company Act    85
Section 7.09    Taxes    85
Section 7.10    ERISA    86
Section 7.11    Disclosure; No Material Misstatements    86
Section 7.12    Insurance    86
Section 7.13    Restriction on Liens    87
Section 7.14    Group Members    87
Section 7.15    Location of Business and Offices    87
Section 7.16    Properties; Title, Etc    87
Section 7.17    Maintenance of Properties    88
Section 7.18    Gas Imbalances    88
Section 7.19    Marketing of Production    88
Section 7.20    Security Documents    88
Section 7.21    Swap Agreements    89
Section 7.22    Use of Loans and Letters of Credit    89
Section 7.23    Solvency    89
Section 7.24    Anti-Corruption Laws; Sanctions; OFAC; Outbound Investment Rules    89
Section 7.25    Senior Debt Status    90
Section 7.26    EEA Financial Institution    90
ARTICLE VIII
AFFIRMATIVE COVENANTS
Section 8.01    Financial Statements; Other Information    90
Section 8.02    Notices of Material Events    95
Section 8.03    Existence; Conduct of Business    95
Section 8.04    Payment of Obligations    96
Section 8.05    Operation and Maintenance of Properties    96
Section 8.06    Insurance    96
Section 8.07    Books and Records; Inspection Rights    96
Section 8.08    Compliance with Laws    97
Section 8.09    Environmental Matters    97

Section 8.10    Further Assurances    98
Section 8.11    Reserve Reports    99
Section 8.12    Title Information    100
Section 8.13    Additional Collateral; Additional Guarantors    100
Section 8.14    ERISA Compliance    102
Section 8.15    Swap Agreements    102
Section 8.16    Marketing Activities    103
Section 8.17    Account Control Agreements; Location of Proceeds of Loans    103
Section 8.18    Unrestricted Subsidiaries    103
Section 8.19    Commodity Exchange Act Keepwell Provisions    104
ARTICLE IX
NEGATIVE COVENANTS
Section 9.01    Financial Covenants    105
Section 9.02    Indebtedness    105
Section 9.03    Liens    106
Section 9.04    Restricted Payments; Redemptions and Restrictions on Amendments of Permitted Unsecured Debt    106
Section 9.05    Investments, Loans and Advances    108
Section 9.06    Nature of Business; No International Operations    108
Section 9.07    Proceeds of Loans    109
Section 9.08    ERISA Compliance    109
Section 9.09    Sale or Discount of Receivables    110
Section 9.10    Mergers, Etc.    110
Section 9.11    Sale of Properties and Termination of Hedging Transactions    110
Section 9.12    Sales and Leasebacks    111
Section 9.13    Environmental Matters    112
Section 9.14    Transactions with Affiliates    112
Section 9.15    Subsidiaries    112
Section 9.16    Negative Pledge Agreements; Dividend Restrictions    112
Section 9.17    Swap Agreements    112
Section 9.18    Amendments to Organizational Documents; Joint Operating Agreement and Management Services Agreement and Other Agreements Listed on Schedule 9.14    115
Section 9.19    Changes in Fiscal Periods    115
Section 9.20    Outbound Investment Rules    115
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default    115
Section 10.02    Remedies    117
ARTICLE XI
THE ADMINISTRATIVE AGENTS
Section 11.01    Appointment; Powers    118
Section 11.02    Duties and Obligations of Administrative Agent    118
Section 11.03    Action by Administrative Agent    119
Section 11.04    Reliance by Administrative Agent    119
Section 11.05    Subagents    120
Section 11.06    Resignation of Administrative Agent    120

Section 11.07    Administrative Agent as a Lender    120
Section 11.08    No Reliance    120
Section 11.09    Administrative Agent May File Proofs of Claim    121
Section 11.10    Authority of Administrative Agent to Release Collateral and Liens    121
Section 11.11    Duties of the Arrangers    122
Section 11.12    Erroneous Payments    122
Section 11.13    Credit Bidding    124
Section 11.14    Certain ERISA Matters.    124
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices    125
Section 12.02    Waivers; Amendments    126
Section 12.03    Expenses, Indemnity; Damage Waiver    128
Section 12.04    Successors and Assigns    130
Section 12.05    Survival; Revival; Reinstatement    134
Section 12.06    Counterparts; Integration; Effectiveness    134
Section 12.07    Severability    135
Section 12.08    Right of Setoff    135
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL    135
Section 12.10    Headings    136
Section 12.11    Confidentiality    136
Section 12.12    Interest Rate Limitation    137
Section 12.13    Collateral Matters; Swap Agreements    138
Section 12.14    No Third Party Beneficiaries    138
Section 12.15    EXCULPATION PROVISIONS    139
Section 12.16    Patriot Act Notice    139
Section 12.17    Flood Insurance Provisions    139
Section 12.18    Releases    139
Section 12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    140
Section 12.20    Acknowledgement Regarding Any Supported QFCs    140

Annexes, Exhibits, Schedules and Appendices

Annex I	List of Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)

Exhibit I Exhibit J	Form of Reserve Report Certificate Form of Sustainability Certificate

Schedule 101(a) Schedule 7.12 Schedule 7.14	Existing Letters of Credit Insurance Group Members
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.21	Swap Agreements
Schedule 8.09(b) Schedule 8.15	Environmental Matters Required Swap Agreements
Schedule 9.02	Existing Indebtedness
Schedule 9.03	Existing Liens
Schedule 9.05 Schedule 9.14 Appendix A Appendix B Appendix C	Investments Affiliate Agreements GHG Emissions Intensity Performance Targets Plugged Wells Performance Targets TRIR Performance Targets

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of March 14, 2025, is among DP RBL CO LLC, a Delaware limited liability company (the “Borrower”), each Lender that is a party hereto, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the “Administrative Agent”), KEYBANC CAPITAL MARKETS, as Coordinating Lead Arranger and Sole Book Runner, and KEYBANK NATIONAL ASSOCIATION, as Issuing Bank.
R E C I T A L S
A.    The Borrower, the Administrative Agent, the lenders and other agents party thereto (the “Existing Lenders”) entered into that certain Amended and Restated Revolving Credit Agreement dated as of August 2, 2022 (as amended to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders provided certain loans to and extensions of credit to the Borrower.
B.    Subject to the terms and conditions set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement and evidence pursuant to its terms that, among other things, the principal obligations of the Borrower that remain outstanding under the Existing Credit Agreement shall continue under this Agreement.
C.    The Borrower has requested that the Lenders provide certain loans and extensions of credit from time to time on behalf of the Borrower.
D.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
E.    After giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the commitments of each Existing Lender under the Existing Credit Agreement will be replaced with the Commitments hereunder which will be as set forth on Annex I attached hereto.
F.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABS BB Transaction” means a transaction whereby the Oil and Gas Properties or the Equity Interests of an entity owning Oil and Gas Properties, in each instance, owned by the Borrower or a

Subsidiary of the Borrower are transferred to Diversified or a Subsidiary of Diversified (other than the Borrower and its Subsidiaries) and such Oil and Gas Properties are securitized in a financing with third parties.
“ABS Party” has the meaning assigned to such term in Section 9.11(g)(iv).
“ABS Transaction” means a transaction whereby the Oil and Gas Properties or the Equity Interests of an entity owning Oil and Gas Properties, in each instance, owned by a Subsidiary of Diversified (other than the Borrower or a Subsidiary of the Borrower) and such Oil and Gas Properties are securitized in a financing with third parties.
“Accounting Changes” has the meaning assigned to such term in Section 1.05.
“Acquisition” means, collectively, (a) the merger transaction between MNR and Merger Sub upon and pursuant to the terms and conditions of the Merger Agreement whereby MNR shall become a wholly-owned Subsidiary of Diversified, and (b) the subsequent and substantially contemporaneous transactions whereby MAH (together with its Subsidiaries and their Oil and Gas Properties comprising Borrowing Base Properties), shall become a wholly-owned Subsidiary of the Borrower.
“Acquisition Documents” means, collectively, (a) the Merger Agreement, (b) the Maverick Assignment, and (c) all other material agreements, assignments, conveyances, and instruments of any kind delivered in connection therewith to consummate the Acquisition.
“Acquisition Properties” means the Oil and Gas Properties and other properties acquired by the Loan Parties pursuant to the Acquisition Documents.
“Adjusted Daily Simple SOFR” means with respect to a Daily Simple SOFR Loan, the greater of (a) the sum of (i) Daily Simple SOFR and (ii) the applicable SOFR Index Adjustment and (b) the Floor.
“Adjusted RP Testing Period” means the period of time commencing on the Closing Date through and including June 30, 2025; provided that the Borrower may terminate the Adjusted RP Testing Period by delivering written notice thereof to the Administrative Agent at least three (3) Business Days before the date of any such proposed termination.
“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a SOFR Loan, the greater of (a) sum of (i) Term SOFR for such Interest Period and (ii) the applicable SOFR Index Adjustment and (b) the Floor.
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Operator” means Diversified Production, Diversified Midstream LLC, Maverick Permian LLC, Unbridled Resources, LLC, Breitburn Operating LP, and any other Affiliate of either that conducts the exploration, development, production, operation, or other management services or plugs any Oil and Gas Property of the Group Members or that markets the production therefrom.
“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents; and “Agent” shall mean either the Administrative Agent, a Co-Syndication Agent or a Co-Documentation Agent, as the context requires.
“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts in effect at such time.
“Agreement” means this Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) the Prime Rate, (c) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 0.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, the applicable rate per annum set forth below as determined based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	<25%	>25% and <50%	>50% and <75%	>75% and <90%	>90%
SOFR Loans	2.75%	3.00%	3.25%	3.50%	3.75%
ABR Loans	1.75%	2.00%	2.25%	2.50%	2.75%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided that, if at any time when the Applicable Margin is determined based on Borrowing Base Utilization Percentage the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then beginning on the date that is 30 calendar days from the date of such failure and until such Reserve Report is delivered, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level. It is hereby understood and agreed that the Applicable Margin for SOFR Loans and the Applicable Margin for ABR Loans shall each be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.13).

Notwithstanding the preceding provisions of this definition, during the Adjusted RP Testing Period, each applicable rate per annum set forth above with respect to SOFR Loans and ABR Loans shall be increased by 0.50% per annum.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided further that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amount) represented by such Lender’s Maximum Credit Amount. As of the Closing Date, each Lender’s Applicable Percentage is set forth on Annex I.
“Approved Counterparty” means (a) any Secured Swap Provider or (b) any other Person that has (or the credit support provider of such Person has) a long term senior unsecured debt or corporate credit rating of BBB or Baa2 by S&P or Moody’s (or their equivalent) or higher at the time of entry into the applicable Swap Agreements.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) DeGolyer and MacNaughton, (d) Cawley, Gillespie & Associates, Inc., (e) Wright & Company, (f) W.D. Von Gonten & Co., and (g) any other independent petroleum engineer reasonably acceptable to the Administrative Agent.
“Arrangers” means each of the Lenders listed on the cover page as joint lead arrangers and joint bookrunners in such capacity hereunder.
“Assignee” has the meaning assigned to such term in Section 12.04(b)(i).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
“Availability” means, on any date of determination, the difference between the aggregate Commitments on such date and the aggregate Revolving Credit Exposures on such date.
“Available Diversified Free Cash Flow” means, as of any time of calculation thereof, the amount equal to:
(a)Diversified Cash Flow as of the last day of the most recently ended Test Period, minus
(b)Diversified Corporate Expenses for the most recently ended Test Period; minus
(c)the aggregate amount of Restricted Payments made pursuant to Section 9.04(a)(v) and Section 9.04(a)(vi) that have occurred during the period commencing with the first day of the most recently ended Test Period, through and including the time of calculation.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).
“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 as codified as 11 U.S.C. Section 101 et seq., as amended from time to time and any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, or from the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person that directly or indirectly controls such Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation); provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)     in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)     in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(a) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.
“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions. The Borrowing Base on the Closing Date shall be the amount set forth in Section 2.07(a).
“Borrowing Base Adjustment Provisions” means Section 2.08(a), Section 2.08(b), Section 2.08(c), Section 2.08(d), and any other provision hereunder which adjusts (as opposed to redetermines) the amount of the Borrowing Base.
“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures exceeds the Borrowing Base then in effect; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are Cash Collateralized.
“Borrowing Base Properties” means the Oil and Gas Properties constituting Proved Reserves that (a) are included in the most recently delivered Reserve Report delivered pursuant to Section 8.11 and (b) are given Borrowing Base credit. For the avoidance of doubt, no Unrestricted Subsidiary may own Borrowing Base Properties.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Base Value” means, with respect to any Borrowing Base Properties or any Swap Agreement, the value attributed to such asset in connection with the most recent determination of the Borrowing Base as reasonably determined by the Administrative Agent in its sole discretion acting in good faith and consistent with its customary oil and gas lending criteria as it exists at the particular time.
“Borrowing Request” means a request by the Borrower substantially in the form of Exhibit B for a Borrowing in accordance with Section 2.03.
“Business Day” means (a) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (b) with respect to any matters relating to SOFR Loans, a SOFR Business Day.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent and Issuing Bank, which shall require such deposit to made into a controlled account), for the benefit of any Issuing Bank, the Lenders or any Secured Parties and other Persons as the context requires, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and any applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and any such Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition or (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Group Member.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) the Parent shall cease to own, directly or indirectly, all of the Equity Interests of Diversified Production, (c) Diversified Production shall pledge any portion of the Equity Interests of the Borrower or cease to own 100% of the Equity Interests in the Borrower (other than a pledge in favor of the Administrative Agent), or (d) a Specified Change of Control shall have occurred.
“Change in Law” means the occurrence after the date of this Agreement of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(c), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Closing Date Distribution” means a Restricted Payment made by the Borrower on the Closing Date to Parent and/or Diversified Production in an amount necessary to effect payments required under the Merger Agreement or otherwise complete the Acquisition, including payment of the purchase price under the Merger Agreement and payment in full of the Secured Obligations (as such term is defined in the Yellowjacket Credit Agreement) and the Obligations (as defined in the Maverick Credit Agreement), excluding, in each case, expense reimbursement and indemnification obligations that by the terms of the Yellowjacket Credit Agreement or Maverick Credit Agreement, as applicable, expressly survive termination (and for which no claim has been made).
“CME” means CME Group Benchmark Administration Ltd.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make or continue Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.
“Commitment Fee Rate” has the meaning assigned to such term in the definition of “Applicable Margin”.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means the Compliance Certificate, signed by a Financial Officer, substantially in the form of Exhibit D.
“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative

Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continue,” “Continuation” and “Continued” each refers to a continuation of a SOFR Loan for an additional Interest Period as provided in Section 2.04.
“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (other than a Consolidated Restricted Subsidiary), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be, from such other Person’s net income; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited; (c) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary gains or losses or expenses during such period; (e) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.
“Consolidated Restricted Subsidiaries” means each Restricted Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Consolidated Restricted Subsidiaries.
“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means a deposit account control agreement or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the

Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution party thereto, which agreement shall provide a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties in the applicable Loan Party’s Deposit Account and/or Securities Account.
“Controlled Account” means a Deposit Account or Securities Account that is subject to a Control Agreement.
“Convert,” “Conversion” and “Converted” each refers to a conversion pursuant to Section 2.04 otherwise of one Type of Loan into another Type of Loan.
“Coordinating Lead Arranger” means KeyBanc Capital Markets Inc.
“Corporate CapEx” means, for any Test Period, the actual cash capital expenditures made by Diversified Corporate Expenses Entities during such Test Period.
“Corporate Debt Issue Costs” means, for any Test Period, the actual cash issuance fees and expenses incurred by Diversified Corporate Expenses Entities in issuing Indebtedness for borrowed money, including registration fees, legal fees, printing costs, and underwriting costs.
“Corporate G&A Expenses” means, for any Test Period, the actual cash general and administrative expenses made by Diversified Corporate Expenses Entities during such Test Period.
“Corporate Midstream Expenses” means, for any Test Period, the actual cash expenses for midstream services made by Diversified Corporate Expenses Entities during such Test Period, including transportation, processing, and treating services.
“Corporate Taxes” means, for any Test Period, the actual cash Taxes made by Diversified Corporate Expenses Entities during such Test Period.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Co-Documentation Agent” means each of the Co-Documentation Agents identified on the cover page of this Agreement.
“Co-Sustainability Structuring Agent” means DNB Bank ASA, New York Branch, in its capacity as co-sustainability agent.
“Co-Syndication Agent” means each of the Co-Syndication Agents identified on the cover page of this Agreement.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.20(a).
“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Consolidated Restricted Subsidiaries at such date, plus the unused Commitments, but excluding all non-cash assets under FASB ASC Topics 815 and 410.
“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Consolidated Restricted Subsidiaries on such date, but excluding (a) all non-cash obligations under FASB ASC Topics 815 and 410 and (b) the current portion of the Loans under this Agreement.
“Current Ratio” means, with respect to the Borrower and the Consolidated Restricted Subsidiaries for any date of determination, the ratio of (a) Current Assets as of the last day of the most recently ended Fiscal Quarter (which may be such date of determination) to (b) Current Liabilities on such day.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (a) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SOFR Borrowing” means a Borrowing comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.
“December 31 Reserve Report” has the meaning assigned to such term in Section 8.11(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Swing Line Lender or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.
“Deficiency Date” has the meaning assigned to such term in Section 3.04(c)(ii).
“Deposit Account” has the meaning assigned to such term in the UCC.
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, casualty, condemnation or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other Secured Obligations outstanding and all of the Commitments are terminated.
“Diversified” means Diversified Gas and Oil Corporation, a Delaware corporation.
“Diversified Cash Flow” means, for any Test Period, an amount equal to (a) Free Cash Flow for such Test Period, plus (b) SPV Cash Flow for such Test Period.
“Diversified Corporate Expenses” means, for any Test Period, an amount equal to the positive remainder, if any, of (a) the sum (without duplication) of (i) Corporate CapEx, (ii) Corporate G&A Expenses, (iii) Corporate Debt Issue Costs, (iv) Corporate Midstream Expenses, (v) Corporate Taxes, (vi) the amount of the decrease (if any) in the working capital of Diversified Corporate Expenses Entities during such Test Period, and (vii) any other general operating expenses incurred by Diversified Corporate

Expenses Entities in the ordinary course of business, minus (b) the amount of the increase (if any) in the working capital of Diversified Corporate Expenses Entities during such Test Period; provided that, for the avoidance of doubt, (i) amounts constituting Diversified Distributions shall never constitute Diversified Corporate Expenses and (ii) working capital shall be calculated eliminating all cash impacts associated with the Maverick ABS Accounts.
“Diversified Corporate Expense Distribution Amount” means, for any Test Period, an amount equal to the positive remainder, if any, of (a) the Diversified Corporate Expenses for such Test Period, minus (b) the SPV Cash Flow for such Test Period.
“Diversified Corporate Expenses Entities” collectively refers to Diversified and Diversified Production.
“Diversified Distributions” means, for any Test Period, (a) cash Restricted Payments made by Diversified to the Parent for the purpose of (i) purchasing shares of the Parent’s common Equity Interests on the open market and (ii) paying dividends with respect to common Equity Interests in the Parent and (b) cash payments made by Diversified in respect of the Seller Indebtedness, provided that cash payments made by Diversified pursuant this clause (b) contemporaneously with the receipt by the Parent (and its contribution to Diversified) of net cash proceeds of a new issuance of Equity Interests by the Parent shall not constitute Diversified Distributions.
“Diversified Production” means Diversified Production LLC, a Pennsylvania limited liability company.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary Group Member” means any Restricted Subsidiary (a) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) that is not a Foreign Group Member.
“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) income and franchise taxes, (iii) depreciation, depletion, amortization and other noncash charges, and (iv) actual cash transaction costs and expenses incurred in connection with permitted acquisitions, permitted incurrences of Indebtedness, issuances of Equity Interests, permitted Investments or dispositions (whether or not successful) not to exceed 5% of EBITDAX for any period of four consecutive Fiscal Quarters, minus all noncash income (including cancellation of indebtedness income) added to Consolidated Net Income (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); provided that any realized cumulative cash gains or losses resulting from the settlement of commodity price risk contracts not included in Consolidated Net Income shall, to the extent not included, be added to EBITDAX in the case of such gains and subtracted from EBITDAX in the case of such losses (provided that in all events any such realized cumulative cash gains or losses shall be applied in equal monthly installments across the term which would have been in effect had such applicable commodity price risk contract not been settled); provided further that for the purposes of calculating EBITDAX for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), (a) if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, EBITDAX (including

Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition by the Borrower or its Consolidated Restricted Subsidiaries occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive Fiscal Quarters for which the relevant financial information is available and made on an annualized basis) including the addition of any losses and subtraction of any gains resulting from settlements of commodity price risk associated with an ABS BB Transaction that (x) settle between the effective date and closing date of such ABS BB Transaction and (y) are unwound to maintain compliance with Section 9.17, subject to the conditions in Section 3.04(c) being met and (b) if any calculations in the foregoing clause (a) are made on a pro forma basis, such pro forma adjustments are factually supportable and subject to supporting documentation and otherwise acceptable to the Administrative Agent. As used in this definition, “Material Acquisition” means any acquisition by the Borrower or its Consolidated Restricted Subsidiaries of property or series of related acquisitions of property that involves consideration in excess of $10,000,000, and “Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Borrower or any Consolidated Restricted Subsidiary in excess of $10,000,000. For avoidance of doubt, amounts added back or subtracted from Consolidated Net Income pursuant to this definition shall be without duplication of gains or losses excluded from Consolidated Net Income. Notwithstanding anything herein to the contrary, for the purpose of determining EBITDAX (except as it relates to calculations of EBITDAX affecting Diversified Cash Flow calculations for the Fiscal Quarter ending December 31, 2024) for any four Fiscal Quarters ending on December 31, 2024, EBITDAX for such four Fiscal Quarters shall be deemed to equal EBITDAX for the three Fiscal Quarters then ending multiplied by 4 and divided by 3.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means all Governmental Requirements relating to the environment, the preservation or reclamation of natural resources, the regulation or management of any harmful or deleterious substances, or to health and safety as it relates to environmental protection or exposure to harmful or deleterious substances.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Borrower or a Subsidiary would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA, Section 414 (m) or (o) of the Code.
“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Borrower, any other Group Member or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower, any other Group Member or any ERISA Affiliate from a Multiemployer Plan; (d) the filing (or the receipt by any Group Member or any ERISA Affiliate) of a notice of intent to terminate a Plan under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC, (f) the receipt by any Group Member or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC, (h) on and after the effectiveness of the Pension Act, a determination that a Plan is, or would reasonably be expected to be, in “at risk” status (as defined in 303(i)(4) of ERISA or 430(i)(4) of the Code) or (i) the failure of any Group Member or any ERISA Affiliate to make by its due date, after expiration of any applicable grace period, a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or the failure by the Borrower, any other Group Member or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.
“Erroneous Payment” has the meaning assigned to it in Section 11.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.12(d).
“Erroneous Payment Impacted Loan” has the meaning assigned to it in Section 11.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto; (e) Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any other Group Member to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any other Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair (i) the use of such Property for the purposes of which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens, titles and interests of lessors of personal Property leased by such lessors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such leases; and (j) Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such licenses; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Liens granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens.
“Excess Cash” means, at any time, the aggregate amount of cash and Cash Equivalents (other than Excluded Cash) of the Borrower and its Restricted Subsidiaries in excess of $60,000,000.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” means (a) each account in which all or substantially all of the deposits consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries, (b) fiduciary accounts, (c) to the extent necessary or desirable to comply with the terms of a binding purchase agreement, escrow accounts holding amounts on deposit in connection with a binding purchase agreement to the extent that and for so long as such amounts are refundable to the buyer, (d) “zero balance” accounts, (e) each Maverick ABS Account, and (f) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $2,500,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (f) on any day shall not exceed $5,000,000.
“Excluded Cash” means, at any time, (a) any cash or Cash Equivalents held in Excluded Accounts, (b) to the extent the payment of such amounts are not prohibited by this Agreement, other amounts in respect of which the Borrower or any Restricted Subsidiary has issued checks or has initiated wires or ACH transfers to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary but that have not yet been subtracted from the balance in the relevant account of the Borrower or any Restricted Subsidiary, (c) any cash of the Borrower and its Restricted Subsidiaries constituting pledges and/or deposits securing any binding and enforceable purchase and sale agreement with any Persons who are not Affiliates of the Borrower or any Restricted Subsidiary, in each case to the extent permitted by this Agreement, (d) cash or Cash Equivalents of to be used by the Borrower or any Restricted Subsidiary within ten (10) Business Days to pay (i) the purchase price for any acquisition of any assets or property by the Borrower or any Restricted Subsidiary pursuant to an executed and binding agreement between the Borrower or any Restricted Subsidiary and a third party seller that is not an Affiliate of the Borrower or any Restricted Subsidiary, and (ii) obligations of the Borrower or any Restricted Subsidiary then due and owing or to make dividends, Investments or other acquisitions not prohibited by this Agreement, (e) cash deposited with an Issuing Bank to cash collateralize Letters of Credit in accordance with Section 2.09(j) and (f) any cash or Cash Equivalents subject to a Lien pursuant to clause (g) of the definition of “Excepted Liens”.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lending Party or required to be withheld or deducted from a payment to a Lending Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lending Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lending Party’s failure to comply with Section 5.03(g) or Section 5.03(h) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
“Existing Lenders” has the meaning assigned to such term in the Recitals hereto.
“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(a) hereto and issued and outstanding under the Existing Credit Agreement prior to the Closing Date.
“Existing Liens” has the meaning assigned to such term in Section 12.21.
“Existing Loan Documents” means the “Loan Documents” (as such term is defined in the Existing Credit Agreement) as in effect prior to the Closing Date.
“Existing Loans” has the meaning assigned to such term in Section 2.01(b).
“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset or assets at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing any intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the foregoing.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, chief operating officer, principal accounting officer or treasurer of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower, Diversified or of the Parent, as applicable.
“Financial Performance Covenants” means the covenants of the Borrower set forth in Section 9.01.
“Fiscal Quarter” means each fiscal quarter for accounting and tax purposes, ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year for accounting and tax purposes, ending on December 31 of each year.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.
“Floor” means a rate of interest equal to 0.00% per annum.
“Foreign Group Member” means, any Group Member that is a Subsidiary of the Borrower which (a) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (b) is a FSHCO.
“Free Cash Flow” means, as of any time of calculation thereof, EBITDAX for the most recently ended Test Period minus the sum, without duplication, of the amounts for such four Fiscal Quarter period of:
(a)    capital expenditures paid in cash (other than to the extent such capital expenditures were themselves (or were incurred in connection with) an acquisition),
(b)    consolidated interest expense paid in cash,
(c)    taxes paid in cash, and

(d)    exploration expenses paid in cash.
“FSHCO” means any Subsidiary substantially all of the assets of which consist of Equity Interests in or Indebtedness of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“GHG Emissions Intensity” means in any Fiscal Year, the consolidated Scope 1 Emissions and Scope 2 Emissions as metric tonnes carbon dioxide equivalent (“MtCO2e”) of Diversified per million cubic feet of natural gas equivalent (“MMcfe”) expressed as MtCO2e/MMcfe as reported in Diversified’s annual Sustainability Report for such Fiscal Year and which is verified by the Sustainability Assurance Provider on a limited assurance basis.
“GHG Emissions Intensity Applicable Rate Adjustment Amount” means, with respect to any Fiscal Year, (a) if the GHG Emissions Intensity Reported Amount for such Fiscal Year is equal to or less than Level 1 of the GHG Emissions Intensity Performance Targets for such Fiscal Year, then minus two (2) basis points, (b) if the GHG Emissions Intensity Reported Actual Amount for such Fiscal Year is greater than Level 1 of the GHG Emissions Intensity Performance Targets but less than or equal to Level 3 of the GHG Emissions Intensity Performance Targets for such Fiscal Year, then no change and (c) if the GHG Emissions Intensity Reported Amount for such Fiscal Year is greater than Level 3 of the GHG Emissions Intensity Performance Targets for such Fiscal Year, then plus two (2) basis points.
“GHG Emissions Intensity Performance Targets” means the targets set forth on Appendix A to achieve a reduction in Diversified’s GHG Emissions Intensity for a Fiscal Year.
“GHG Emissions Intensity Reported Amount” means, with respect to any Fiscal Year, Diversified’s reported values of GHG Emissions Intensity for such Fiscal Year as verified by the Sustainability Assurance Provider on a limited assurance basis.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Group Members” means the collective reference to the Borrower and its Restricted Subsidiaries.
“Guarantee and Collateral Agreement” means the Amended and Restated Guaranty and Collateral Agreement dated as of the date hereof and executed by the Borrower and the Guarantors, as the same may be amended, amended and restated, modified or supplemented from time to time.
“Guarantors” means:

(a)BlueStone Natural Resources II LLC,
(b)DP Bluegrass LLC,
(c)DP Legacy Central LLC,
(d)DP Tapstone Energy Holdings, LLC,
(e)DP Legacy Tapstone LLC,
(f)Diversified Energy Marketing, LLC,
(g)DP Yellowjacket HoldCo LLC,
(h)DM Yellowjacket HoldCo LLC,
(i)Maverick Asset Holdings LLC,
(j)Maverick Permian LLC,
(k)Maverick Permian Agent Corp.,
(l)Unbridled Resources, LLC,
(m)Wheeler Midstream, LLC,
(n)MidPoint MidStream, LLC,
(o)Unbridled Agent Corp,
(p)Breitburn Operating LP,
(q)Maverick Operating GP, LLC,
(r)Breitburn Transpetco LP LLC,
(s)Transpetco Pipeline Company, LP,
(t)Breitburn Transpetco GP LLC,
(u)Breitburn Oklahoma LLC,
(v)Phoenix Production Company,
(w)GTG Pipeline LLC, and
(x)each other Domestic Subsidiary Group Member that is a Material Subsidiary that guarantees the Secured Obligations pursuant to Section 8.13(b) or any other Group Member that guarantees the Secured Obligations at the election of the Borrower.

“Hazardous Material” means any chemical, compound, material, product, byproduct, substance or waste that is defined, regulated or otherwise classified as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning under any applicable Environmental Law, and for the avoidance of doubt includes Hydrocarbons, radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.
“Highest Lawful Rate” means, as to any Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Lender is then permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Lenders are permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any other Group Member, as the context requires.
“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.
“IFRS” means the accounting standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board and adopted by the European Union in effect from time to time and subject to the conditions set forth in Section 1.05.
“Indebtedness” means, for any Person, the sum of the following (without duplication):
(a)     all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;
(b)     all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments;
(c)     all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables), in each case that are greater than one hundred twenty (120) days past the date of invoice, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)     all Capital Lease Obligations;
(e)     all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person;
(f)     all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person agrees to purchase or otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss;
(g)     all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase Indebtedness or Property of others;
(h)     all obligations of such Person under take/ship or pay contracts if any goods or services are not actually received or utilized by such Person;
(i)     any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;
(j)     Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock);
(k)     net Swap Obligations of such Person (for purposes hereof, the amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date); and
(l)     the undischarged balance of any volumetric or production payment created by such Person or for the creation of which such Person directly or indirectly received payment.
The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).
“Information” has the meaning assigned to such term in Section 12.11.
“Interest Election Request” means a request by the Borrower substantially in the form of Exhibit C to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swing Line Loan) or any Daily Simple SOFR Loan, the last day of each March, June, September and December, (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swing Line Loan, the day that such Loan is required to be repaid .
“Interest Period” means, with respect to each Term SOFR Borrowing, a period of one, three or six months as selected by the Borrower (other than any tenor removed pursuant to Section 3.03(b)(iv)); provided, however, that (a) the initial Interest Period for any Borrowing of a Term SOFR Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the first day after the last day of the next preceding Interest Period; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Term SOFR Loan may be selected that would end after the Maturity Date; and (e) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Term SOFR Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Daily Simple SOFR Loans effective as of the expiration date of such current Interest Period.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person constituting a business unit or Oil and Gas Properties; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“Issuing Bank” means KeyBank National Association, Truist Bank and each Lender approved by the Administrative Agent that is reasonably requested by the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i). Any Issuing Bank may, in its sole discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

References herein and in the other Loan Documents to an Issuing Bank shall be deemed to refer to such Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“Joint Operating Agreement” means that Joint Operating Agreement dated as of August 2, 2022 among Diversified Production and the Borrower.
“JPMorgan LC” means that certain Letter of Credit issued by KeyBank National Association, as Issuing Bank, in favor of JPMorgan Chase Bank, N.A. in the face amount of $$22,401,750.00, which has been issued to “back-stop” letters of credit previously issued by JPMorgan Chase Bank, N.A. under the Maverick Credit Agreement.
“June 30 Reserve Report” has the meaning assigned to such term in Section 8.11(a).
“LC Availability Requirements” has the meaning assigned to such term in Section 2.09(a).
“LC Commitment” means, at any time, an amount equal to (a) $40,000,000 plus (b) the undrawn face amount of the JPMorgan LC at such time; provided that the LC Commitment shall in no event exceed $60,000,000.  For the avoidance of doubt, the LC Commitment is part of, and not in addition to, the aggregate Commitments.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lead Sustainability Structuring Agent” means Canadian Imperial Bank of Commence, in its capacity as the lead sustainability structuring agent.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise that is in the Register, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and is no longer in the Register. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender and the Issuing Banks.
“Lending Parties” means the Administrative Agent, the Swing Line Lender, the Issuing Banks and the Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, including if they burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Borrower and the other Group Members shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidity” means, on any date, the sum of unrestricted cash (not to exceed $30,000,000) and Availability on such date.
“Loan Documents” means this Agreement, the Security Instruments, any Notes, any fee letter, any Letter of Credit Agreements and the Letters of Credit.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Lookback Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“MAH” means Maverick Asset Holdings LLC, a Delaware limited liability company.
“Majority Lenders” means (a) at any time while no Loans or LC Exposure are outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts and (b) at any time while any Loans or LC Exposure are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swing Line Loans at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Management Services Agreement” means that certain Management Services Agreement dated as of August 2, 2022 among Diversified and the Borrower.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the other Group Members taken as a whole, (b) the ability of the Loan Parties to perform any of their obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of, or benefits available to, the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more Group Member in an aggregate principal amount exceeding the greater of (a) $10,000,000 and (b) 5.0% of the then effective Borrowing Base. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Group Member in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Restricted Subsidiary’s

Subsidiaries) at the last day of the most recent Fiscal Quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 8.01 were equal to or greater than five percent (5.0%) of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries) at the last day of the most recent Fiscal Quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 8.01 were equal to or greater than five percent (5.0%) of the consolidated revenues of the Borrower and the Restricted Subsidiaries at the last day of the most recent Fiscal Quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 8.01, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries) as of the last day of such Fiscal Quarter that equal, or exceed, seven and a half percent (7.5%) of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries as of such date or (ii) revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries) during such period that equal or exceed seven and a half percent (7.5%) of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 92.5% of the consolidated gross revenues and 92.5% of the Consolidated Total Assets, each as described in the previous sentence, so that the remaining non-Material Subsidiaries no longer satisfy such condition; provided further that, notwithstanding the foregoing, each Restricted Subsidiary that owns Oil and Gas Properties for which Borrowing Base credit is given, or is to be given in an upcoming redetermination, shall be a Material Subsidiary.
“Material Transaction” means if any Loan Party (i) acquires or disposes of any Equity Interests in any other Person (other than any Loan Party) such that such Person becomes a Loan Party or (ii) acquires or disposes of the property or assets of another Person (other than any Loan Party), in each case with a gross purchase price of at least $10,000,000 (in one or a series of related transactions).
“Maturity Date” means March 14, 2029.
“Maverick ABS” means the securitization of Oil and Gas Properties evidenced by that certain Indenture dated as of October 26, 2023 by and among MNR ABS Issuer I, LLC, a Delaware limited liability company, as Issuer, MNR ABS Agent Corp, as AgentCorp, and UMB Bank, N.A., as Indenture Trustee, Note Registrar, Paying Agent, and Securities Intermediary.
“Maverick ABS Account” means each Deposit Account of Unbridled Resources, LLC that is subject to a Lien to secure obligations arising under the Maverick ABS, provided that the funds credited to such Deposit Account consist solely and exclusively of proceeds of production from the interests in Oil and Gas Properties related to the Maverick ABS.
“Maverick Assignment” means that certain Assignment of Membership Interests entered into as of the Closing Date, by and between Maverick Services, LLC, a Delaware limited liability company, as the Assignor, and the Borrower, as the Assignee, whereby the Borrower acquires one hundred percent (100%) of the Equity Interests in MAH and indirectly one hundred percent (100%) of the Equity Interests in the Subsidiaries of MAH.
“Maverick Credit Agreement” means that certain Credit Agreement, dated as of April 1, 2022, among Maverick Natural Resources II, LLC, MAH, as borrower, the lenders party thereto, and JPMorgan

Chase Bank, N.A., as Administrative Agent, Collateral Agent and Letter of Credit Issuer, as amended, supplemented or otherwise modified prior to the Closing Date.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (c) or otherwise modified pursuant to the terms of this Agreement. As of the Closing Date, the aggregate Maximum Credit Amounts of the Lenders are $1,500,000,000.
“Merger Agreement” means that certain Merger Agreement dated as of January 24, 2025, by and among MNR, Diversified, Merger Sub, and, solely for purposes specified therein, EIG Management Company, LLC.
“Merger Sub” means Remington Merger Sub, LLC, a Delaware limited liability company.
“Minimum Required Volume” has the meaning assigned to such term in Section 8.15.
“MNR” means Maverick Natural Resources, LLC, a Delaware limited liability company.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Loan Party. “Mortgages” shall mean all of such Mortgages collectively.
“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Proceeds” means the aggregate cash proceeds received by any Group Member in respect of any Disposition of Property (including any cash subsequently received upon the sale or other Disposition or collection of any non-cash consideration received in any sale), any Unwind of Swap Agreements, any incurrence of Indebtedness, or Casualty Event, net of, unless the Loans have been declared or become due and payable as a result of an Event of Default described in Section 10.01(h) or Section 10.01(i) (or after the occurrence and during the continuation of an Event of Default described in Section 10.01(h) or Section 10.01(i)), (a) the direct costs relating to such sale of Property, incurrence of Indebtedness or any Casualty Event (including legal, accounting and investment banking fees, and sales commissions paid to unaffiliated third parties), (b) Taxes paid or payable as a result thereof (after taking into account any tax credits or deductions utilized or reasonably expected to be utilized and any tax sharing arrangements), and (c) Indebtedness (other than the Secured Obligations) which is secured by a Lien upon any of the assets being sold that is senior to any Lien created by the Loan Documents with respect to such assets and which must be repaid as a result of such sale.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“New Debt” has the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.
“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.
“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Lending Party, Taxes imposed as a result of a present or former connection between such Lending Party and the jurisdiction imposing such Tax (other than connections arising from such Lending Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Parent” means Diversified Energy Company PLC, a company incorporated under the laws of England and Wales.
“Parent Pledge Agreement” means that certain pledge agreement dated as of the date hereof executed by Diversified Production pursuant to which it pledged 100% of the Equity Interest of the Borrower to the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations.
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).
“Patriot Act” has the meaning assigned to such term in Section 12.16.
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are Cash Collateralized or otherwise secured to the satisfaction of the Issuing Bank) and all LC Disbursements shall have been reimbursed and (d) all amounts due under Secured Swap Agreements shall have been indefeasibly paid in full in cash and all such Secured Swap Agreements shall have expired or been terminated by the parties thereto (or such Secured Swap Agreements are Cash Collateralized or otherwise secured to the satisfaction of the Secured Swap Provider) (it is understood that the Administrative Agent shall be (i) permitted to rely on a certificate of a Responsible Officer of the Borrower to establish the foregoing in clause (d) and (ii) entitled to deem that the foregoing clause (d) has occurred with respect to any Secured Swap Provider if it does not respond to a written request from the Administrative Agent or the Borrower to confirm that the foregoing clause (d) has occurred within two (2) Business Days of such request).
“Payment Notice” has the meaning assigned to it in Section 11.12(b).
“Payment Recipient” has the meaning assigned to it in Section 11.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“PDP Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time, or any successor thereto.
“Permitted L/C Party” means (a) the Borrower, (b) any Restricted Subsidiary of the Borrower, and (c) Diversified and its wholly owned Subsidiaries (other than any such Subsidiary that has been or becomes a party to an ABS Transaction other than Diversified Production and Diversified Midstream LLC; for the avoidance of doubt, Diversified Production and Diversified Midstream LLC are each a Permitted L/C Party).
“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Indebtedness”); provided that:
(a)    such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing,
(b)    such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and an average life no shorter than the average life of the Refinanced Indebtedness and does not restrict the prepayment or repayment of the Secured Obligations,
(c)     such New Debt contains covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness), are not more restrictive on the Borrower and each Group Member than the terms of this Agreement (as in effect at the time of such issuance or incurrence),
(d)    no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Debt, and
(e)    if such Refinanced Indebtedness is subordinated in right of payment to the Secured Obligations, such New Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guarantee and Collateral Agreement) to at least the same extent as the Refinanced Indebtedness and subordinated on terms satisfactory to the Administrative Agent.
“Permitted Unsecured Debt” means unsecured senior, senior subordinated or subordinated Indebtedness issued or incurred by the Borrower and any guarantees thereof by the Guarantors (including any Persons becoming Guarantors simultaneously with the incurrence of such Indebtedness):
(a)    that does not restrict the prepayment or repayment of the Secured Obligations,
(b)    that has terms which do not provide for the maturity of such Indebtedness to be or any scheduled repayment, mandatory redemption or sinking fund obligation to occur prior to ninety-one (91) days (or one (1) year, if provided by any holder of the Borrower’s Equity Interests) after the Maturity Date (other than customary offers to purchase upon a change of control and customary acceleration rights after an event of default),

(c)    where the covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness), are not more restrictive on the Borrower and each Group Member than the terms of this Agreement (as in effect at the time of such issuance or incurrence),
(d)    where, if such Indebtedness is subordinated Indebtedness in right of payment, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Secured Obligations, and
(e)    where no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (a) is currently or hereafter sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or (b) was at any time during the six calendar years immediately preceding the date hereof, sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or to which a Group Member or an ERISA Affiliate has any liability.
“Plugged Wells” means in any Fiscal Year, the total number of affidavits received by a state or regulator evidencing the plugging and filling of a well as required by each state law; and which is verified by the Sustainability Assurance Provider on a limited assurance basis.
“Plugged Wells Applicable Rate Adjustment Amount” means, with respect to any Fiscal Year, (a) if the Plugged Wells Reported Amount for such Fiscal Year is equal to or greater than Level 1 of the Plugged Wells Performance Targets for such Fiscal Year, then minus one and one-half (1.5) basis points, (b) if the Plugged Wells Reported Amount for such Fiscal Year is less than Level 1 of the Plugged Wells Performance Targets but greater than or equal to Level 3 of the Plugged Wells Performance Targets for such Fiscal Year, then no change and (c) if the Plugged Wells Reported Amount for such Fiscal year is less than Level 3 of the Plugged Wells Performance Targets for such Fiscal Year, then plus one and one-half (1.5) basis points.
“Plugged Wells Performance Targets” means the targets set forth on Appendix B to achieve permanent retirement in Diversified’s wells.
“Plugged Wells Reported Amount” means, with respect to any Fiscal Year, Diversified’s reported number of Plugged Wells for such Fiscal Year as verified by the Sustainability Assurance Provider on a limited assurance basis.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.20.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee of obligations under, or grant of a security interest to secure, such Swap Obligation or (b) such other Person that constitutes an “eligible contract participant” under the Commodity Exchange Act, or any regulation promulgated thereunder, and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“RBL Maverick Account” means any Deposit Account of Borrower or any Loan Party acquired pursuant to the Acquisition that is held by a financial institution that is not a Lender so long as such account is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent.
“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Period” has the meaning assigned to such term in the definition of “EBITDAX”.
“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Released Entities” has the meaning assigned to such term in Section 12.21.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the 30-day notice has been waived in regulations issued by the PBGC.
“Required Lenders” means (a) at any time while no Loans or LC Exposure are outstanding, Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts and (b) at any time while any Loans or LC Exposure are outstanding, Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swing Line Loans at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Reserve Report” means each report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a) (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Borrowing Base Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.
“Reserve Report Certificate” has the meaning assigned to such term in Section 8.11(c).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the chief operating officer, the president, any Financial Officer or general counsel of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower, Diversified or of the Parent, as applicable.
“Restricted Payment” means any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests or (b) any option, warrant or other right to acquire any such Equity Interests.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and Swing Line Exposure at such time.
“S&P” means S&P Global Ratings, a division of S&P Global, and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“Scope 1 Emissions” means, the absolute direct greenhouse emissions or equivalent CO2 emissions occurring from activities under which Diversified has operational control, which are calculated in accordance with the Intergovernmental Panel on Climate Change (AR5) reporting guidance, which permits best engineering estimates for certain emissions metrics and which may vary from the prescriptive measures applied under US EPA reporting standards; and for greater certainty will not include carbon offsets.
“Scope 2 Emissions” means, the absolute indirect greenhouse gas emissions or equivalent CO2 emissions occurring from the generation of purchased and imported electricity consumed by Diversified in the operation of their business, which are determined in accordance with the Intergovernmental Panel on Climate Change (AR5) reporting guidance, which permits best engineering estimates for certain emissions metrics and which may vary from the prescriptive measures applied under US EPA reporting standards; and for greater certainty will not include carbon offsets.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Affiliate Cash Management Obligations” means all obligations of Diversified and its wholly owned Subsidiaries (other than any such Subsidiary that has been or becomes a party to an ABS Transaction other than Diversified Production and Diversified Midstream LLC; for the avoidance of doubt, any Cash Management Agreement between Diversified Production or Diversified Midstream LLC and a Secured Cash Management Lender is a Secured Affiliate Cash Management Agreement) arising from time to time under any Cash Management Agreement with a Secured Cash Management Bank; provided that if such Secured Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations owed to such Secured Cash Management Bank shall no longer be Secured Affiliate Cash Management Obligations.
“Secured Cash Management Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Borrower or any other Group Member.
“Secured Cash Management Obligations” means (a) all obligations of the Borrower or any other Group Member arising from time to time under any Cash Management Agreement with a Secured Cash Management Bank; provided that if such Secured Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations owed to such Secured Cash Management Bank shall no longer be Secured Cash Management Obligations and (b) all Secured Affiliate Cash Management Obligations.
“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (a) to the Administrative Agent, any Issuing Bank, any Lender or any other Person under any Loan Document or (b) to any Secured Swap Provider under a Secured Swap Agreement or Secured Cash Management Bank under Secured Cash Management Obligations, and for clauses (a) and (b), all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that solely with respect to any Group Member that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Group Member shall in any event be excluded from “Secured Obligations” owing by such Group Member.
“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, the Lenders, each Secured Cash Management Bank, each Secured Swap Provider, and any other Person owed Secured Obligations. “Secured Party” means any of the foregoing individually.
“Secured Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Swap Provider.
“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into any such Swap Agreement with a Loan Party; provided that any such Secured Swap Provider that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Provider” for purposes of this

Agreement to the extent that such Secured Swap Provider entered into a Secured Swap Agreement with the Borrower or any of its Subsidiaries at the time such Secured Swap Provider was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender). For the avoidance of doubt, for purposes of this definition and the definition of “Secured Swap Agreement” the term “Lender” includes each Person that was a “Lender” under the Existing Credit Agreement at the relevant time.
“Securities Account” has the meaning assigned to such term in the UCC.
“Security Instruments” means (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) any Control Agreement, (d) the Parent Pledge Agreement, (e) the other agreements, instruments or certificates described or referred to in Exhibit F and (f) any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person, in each case in connection with, or as security for the payment or performance of the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time, but, for the avoidance of doubt, excluding any Swap Agreements.
“Seller Credit Agreement” means that certain Credit Agreement, dated as of June 6, 2024 by and among Diversified, as borrower, the Guarantors party thereto, the Lenders party thereto, and Oaktree Fund Administration, LLC, as Administrative Agent.
“Seller Facility” means, collectively, (a) the Seller Credit Agreement and (b) all “Loan Documents” (as defined therein).
“Seller Indebtedness” means the Indebtedness evidenced by the Seller Facility.
“Significant Sustainability Event” means a material event impacting environmental, social or governance performance of Diversified or its operations, as determined by the Lead Sustainability Structuring Agent and Majority Lenders, each acting reasonably.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily Simple SOFR Borrowing, as the context may require.
“SOFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Determination Day” has the assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Index Adjustment” means for any calculation with respect to a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Daily Simple SOFR Loans	0.10%

Term SOFR Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”) or (b) Adjusted Daily Simple SOFR.
“SOFR Rate Day” has the meaning assigned to such term the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a solvency certificate signed by a Financial Officer in substantially the form of Exhibit E hereto.
“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose or meaning) as defined in any Permitted Unsecured Debt.
“Specified Indebtedness” has the meaning assigned to such term in Section 9.04(b).
“Specified Merger Agreement Representations” means such of the representations and warranties made by or with respect to MNR and/or MAH in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has (and/or its applicable Affiliates have) the right to terminate its (and/or such Affiliate’s) obligations under the Merger Agreement or to decline to consummate the Acquisition (pursuant to the terms thereof) as a result of a breach of one or more of such representations and warranties in the Merger Agreement.
“Specified Representations” means the representations and warranties set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.08, Section 7.20, Section 7.22, Section 7.23, Section 7.24, and Section 7.26.
“SPV Cash Flow” means, for any Test Period, an amount equal to cash distributions actually received by Diversified Production during such Test Period on account of its Equity Interests in (a) Subsidiaries that are parties to ABS Transactions and (b) DP Lion Equity Holdco LLC.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning assigned to such term in Section 12.20.
“Sustainability Assurance Provider” means ISOS Group or any other independent third party engaged by Diversified or any of its Subsidiaries who in the ordinary course of business evaluates metrics such as the Sustainability Linked Performance Targets and provides limited assurances with respect thereto; provided that such replacement Sustainability Assurance Provider shall be reasonably acceptable to the Lead Sustainability Structuring Agent.
“Sustainability Certificate” means a certificate substantially in the form of Exhibit J executed by a Responsible Officer of the Borrower and attaching (a) a true and correct copy of the Sustainability Report (unless such Sustainability Report is publicly available on the Internet) for the most recently ended Fiscal Year and setting forth the Sustainability Rate Adjustment for the period covered thereby and computations in reasonable detail in respect thereof, (b) a review report of the Sustainability Assurance Provider confirming (i) that the Sustainability Assurance Provider is not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable reporting criteria, including any occurrence set forth in Section 2.13(g) that may have impacted any of the Sustainability Linked Performance Targets and (ii) the calculation of the Sustainability Rate Adjustment.
“Sustainability Certificate Inaccuracy” has the meaning assigned to such term in Section 2.13(d).
“Sustainability Linked Performance Targets” means the GHG Emissions Intensity Performance Targets, the Plugged Wells Performances Targets and the TRIR Performance Targets.
“Sustainability Pricing Adjustment Date” has the meaning assigned to such term in Section 2.13(a).
“Sustainability Rate Adjustment” means, with respect to any Sustainability Certificate for any Fiscal Year, an amount (whether positive, negative or zero), expressed in basis points, equal to the sum of (a) the GHG Emissions Intensity Applicable Rate Adjustment Amount, plus (b) the Plugged Wells Applicable Rate Adjustment Amount plus (c) the TRIR Applicable Rate Adjustment Amount, in each case for such Fiscal Year; provided that no Sustainability Rate Adjustment shall apply at any time an Event of Default has occurred and is continuing.
“Sustainability Report” means the annual non-financial disclosure report prepared by Diversified in accordance with the GRI Standard for Sustainability Reporting or other internationally recognized sustainability reporting standard reasonably acceptable to the Lead Sustainability Structuring Agent which includes disclosure of the Sustainability Linked Performance Targets, publicly reported by Diversified and published on an Internet or intranet website.
“Swap Adjustment” has the meaning assigned to such term in Section 9.17(a)(i).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement (including collar transactions), whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a Swap Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap Agreement.
“Swap Percentage” has the meaning assigned to such term in Section 9.17(a)(ii)(B).
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and any unpaid amounts and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Swing Line Commitment” means, at any time, forty million dollars ($40,000,000). The Swing Line Commitment is part of and not in addition to the Aggregate Maximum Credit Amounts.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swing Line Exposure at such time, other than with respect to any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender, and (b) the aggregate principal amount of all Swing Line Loans made by such Lender as a Swing Line Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swing Line Loans).
“Swing Line Lender” means KeyBank National Association in its capacity as a lender of Swing Line Loans hereunder.
“Swing Line Loan” means a Loan made pursuant to Section 2.11.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.
“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a ABR Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Alternate Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Alternate Base Rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any determination under this Agreement, (a) the nine-month period ending December 31, 2024, and (b) for each Fiscal Quarter ending thereafter, each period of four consecutive Fiscal Quarters of the Borrower then last ended and for which financial statements have been delivered (or are required to be delivered) to the Administrative Agent pursuant to Sections 8.01(a) or (b).
“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.
“Total Net Debt” means, at any time, (a) all Indebtedness of the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis described in clauses (a), (c), (d), (j) and (l) of the definition of Indebtedness, excluding the undrawn portion and/or contingent obligations arising under, or in respect of letters of credit, bank guarantees and surety or other bonds and similar instruments; provided that net Swap Obligations to the extent such obligations are due and payable and not paid on such date shall constitute Total Net Debt minus (b) the aggregate amount (not to exceed $30,000,000 at any time) of unrestricted cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments, (b) each Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Loan Party, (c) each Loan Party, such Loan Party’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Loan Party on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments, and (d) the consummation of the Acquisition and the other transactions described in Section 6.01.
“Transferee” means any Assignee or Participant.
“TRIR” means in any Fiscal Year, the arithmetic average of the 2 Fiscal Years preceding and current period total recordable injury rate computed as the Total Number of Recordable Cases (as defined by the Occupational Safety and Health Administration) times 200,000 and then divided by total hours worked by all employees during the Fiscal Year covered and which is verified by the Sustainability Assurance Provider on a limited assurance basis.

“TRIR Applicable Rate Adjustment Amount” means, with respect to any Fiscal Year, (a) if the TRIR Reported Amount for such Fiscal Year is equal to or less than Level 1 of the TRIR Performance Targets for such Fiscal Year, then minus one and one-half (1.5) basis points, (b) if the TRIR Reported Amount for such Fiscal Year is greater than Level 1 of the TRIR Performance Targets but less than or equal to Level 3 of the TRIR Performance Targets for such Fiscal Year, then minus seventy-five hundredths (.75) basis points, (c) if the TRIR Reported Amount for such Fiscal Year is greater than Level 2 of the TRIR Performance Targets for such Fiscal Year but less than or equal to Level 4 of the TRIR Performance Targets for such Fiscal Year, then no change and (d) if the TRIR Reported Amount for such Fiscal Year is greater than Level 4 of the TRIR Performance Targets for such Fiscal Year, then plus one and one-half (1.5) basis points.
“TRIR Performance Targets” means the targets set forth on Appendix C to achieve a reduction in work-related injuries.
“TRIR Reported Amount” means, with respect to any Fiscal Year, Diversified’s reported TRIR reports for such Fiscal Year as verified by the Sustainability Assurance Provider on a limited assurance basis.
“Type” means any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be an ABR Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Mortgaged Property.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 8.18 and satisfies the requirements to be an Unrestricted Subsidiary as set forth in Section 8.18.
“Unwind” means, with respect to any Swap Agreement, the early termination, unwind, cancelation or other Disposition of any such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code and, for purposes of Section 7.24(e) and Section 9.20, this term means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 5.03(g)(ii)(B)(3).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yellowjacket” means DP Yellowjacket Holdco LLC, a Delaware limited liability company.
“Yellowjacket Assignment” has the meaning assigned to such term in Section 6.01(v).
“Yellowjacket Credit Agreement” means that certain Credit Agreement dated as of August 15, 2024 by and among Yellowjacket, as borrower, KeyBank National Association, as administrative agent, the lenders party thereto, and the other parties thereto, as amended, supplemented or otherwise modified prior to the Closing Date.
Section 1.03Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Daily Simple SOFR Loan” or a “Daily Simple SOFR Borrowing”).
Section 1.04Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements delivered pursuant to Section 7.04(a), except for Accounting Changes (as defined below) with which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; and provided, further, for purposes of such covenant compliance by the Borrower and its Subsidiaries, operating and capital leases shall be treated in a manner consistent with their treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02. In the event that any “Accounting Change” shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
Section 1.06Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.09Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.
Section 1.10Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Article II
THE CREDITS
Section 2.01Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
(b)Subject to the terms of this Agreement, each Lender that was an Existing Lender holding “Loans” (under and as defined in the Existing Credit Agreement, such loans, the “Existing Loans”) immediately prior to the Closing Date, severally agrees, on the terms and conditions of this Agreement, to continue, assign, and/or reallocate a portion of its Existing Loans to other Lenders hereunder and/or accept the reallocation from other Existing Lenders a portion of such other Existing Lenders’ Existing Loans, in each case such that, after giving effect to all such continuations, assignments, and reallocations, a portion of the Existing Loans held by each Lender shall be in an amount equal to such Lender’s Applicable Percentage of the aggregate Commitments as of the Closing Date, and such portion of Existing Loans so continued, assigned, and reallocated by the Lenders under this Section 2.01(b) shall automatically be deemed to constitute Loans under this Agreement for all purposes.
Section 2.02Loans and Borrowings.
(a)Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Types of Loans. Subject to the terms of this Agreement, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan and any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. At the time that each ABR Borrowing or Daily Simple SOFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Each Swing Line Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Term SOFR Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than five (5) Borrowings of Term SOFR Loans outstanding hereunder. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a Note, then, for each such Lender, the Borrower shall execute and deliver a single Note of the Borrower dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the Closing Date or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender (and, for avoidance of doubt, its registered assigns) in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender (and, for avoidance of doubt, its registered assigns) in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Daily Simple SOFR Borrowing, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (or other communication in writing acceptable to the Administrative Agent). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing;
(iv)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Responsible Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Daily Simple SOFR Borrowing. If no election is specified as to whether a SOFR Borrowing is to be a Term SOFR Loan or Daily Simple SOFR Loan, then the requested Borrowing shall be a Daily Simple SOFR Loan. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base) on the date of such Borrowing.
Section 2.04Interest Elections.
(a)Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request unless otherwise precluded by the terms hereof and, if a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.04 shall not apply to Swing Line Loans which may not be converted or continued.
(b)Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing; and

(iv)if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Term SOFR Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if (i) a Borrowing Base Deficiency has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing with an Interest Period longer than one month (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be deemed to request an Interest Period of one month) and (ii) an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective) and, unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made as provided in Section 2.11. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to 10:00 a.m. on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.06Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)Optional Termination and Reduction of Aggregate Credit Amounts.
(i)The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments.
(ii)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter time as the Administrative Agent may agree) in writing, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of a Material Acquisition or Material Disposition or an issuance of Equity Interests, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
Section 2.07Borrowing Base.
(a)Borrowing Base. For the period from and including the Closing Date to but excluding the next Redetermination Date, the Borrowing Base shall be $900,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.
(b)Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders on May 1st and November 1st of each year (or as soon as possible thereafter as contemplated by Section 2.07(d)(i)) commencing May 1, 2025. The (i) Borrower may, by notifying the Administrative Agent thereof, (A) one time between each Scheduled Redetermination, or (B) upon the acquisition or disposition of Oil and Gas Properties that have a Fair Market Value (in the instance of an acquisition) or a Borrowing Base value (in the instance of a divestiture) equal to or greater than 5% of the then effective Borrowing Base, elect to cause the Borrowing Base to be redetermined in accordance with this Section 2.07 and (ii) Administrative Agent, at the direction of the Required Lenders shall, by notifying the Borrower thereof, one-time between each Scheduled Redetermination elect to cause the Borrowing Base to be redetermined (each such redetermination, an “Interim Redetermination”) in accordance with this Section 2.07.
(c)Scheduled and Interim Redetermination Procedure.
(i)Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report for such redetermination and the related Reserve Report Certificate (unless waived by the Administrative Agent in the case of an Interim Redetermination) and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Administrative Agent or a Lender (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent in its sole discretion shall evaluate the information contained in the Engineering Reports and shall propose a new Borrowing Base (the “Proposed Borrowing Base”) in good faith based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.
(ii)The Administrative Agent shall thereafter notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then before or on March 15th or September 15th, as the case may be, of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)in the case of an Interim Redetermination, promptly, and in any event, in the case of a Borrower requested Interim Redetermination within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (or such later date to which the Borrower and the Administrative Agent agree).
(iii)Subject to Section 2.10(b) and Section 12.02(b)(ii) with respect to any Defaulting Lender, any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Lenders as provided in this Section 2.07(c)(iii) and (B) decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days (or such shorter period as the Administrative Agent may permit) to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period (or such shorter period as the Administrative Agent may permit), all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period (or such shorter period as the Administrative Agent may permit), all of the Lenders or the Required Lenders, as applicable, have not approved the Proposed Borrowing Base, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided that, if the Administrative Agent shall have polled the Lenders and ascertained that the highest Borrowing Base then acceptable to all of the Lenders increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).
(d)Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders (subject to Section 2.10(b) and Section 12.02(b)(ii) with respect to any Defaulting Lender), as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (such notice, the “New Borrowing Base Notice”) and such amount shall become the new Borrowing Base effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders:

(i)in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then on May 1st or November 1st of each year, as applicable, following such notice or as soon as possible thereafter, pursuant to the procedures set forth in Section 2.07(c)(iii), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and
(ii)in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
Section 2.08Borrowing Base Adjustment Provisions.
(a)Reduction of Borrowing Base Upon Asset Dispositions and Termination of Swap Positions. If the Borrower or one of the other Group Members Disposes of Oil and Gas Properties constituting Proved Reserves (but excluding (1) any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party or (2) any Dispositions in connection with an ABS BB Transaction, in each case, subject to prior written notice) or any Equity Interests in any Person owning Oil and Gas Properties constituting Proved Reserves (but excluding (1) any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party or (2) any Dispositions in connection with an ABS BB Transaction, in each case, subject to prior written notice), or Unwinds Swap Agreements and (i) the Borrowing Base Value attributable to such Disposed of Oil and Gas Property (or the Oil and Gas Properties owned by any Group Member whose Equity Interests were sold) (after giving effect to any acquisitions of, and adding the Borrowing Base Value of, Oil and Gas Properties by the Loan Parties with respect to which the Borrower has delivered to the Lenders a Reserve Report or other engineering information acceptable to the Administrative Agent demonstrating the Borrowing Base Value of such acquired Oil and Gas Properties at least thirty (30) days (or such shorter period approved by the Administrative Agent in its sole discretion) prior to such acquisition and which such value has been reasonably determined by the Administrative Agent) plus (ii) the Borrowing Base Value attributable to such Unwound Swap Agreements, since the later of (x) the last Redetermination Date and (y) the last adjustment of the Borrowing Base pursuant to this Section 2.08(a) is in excess of five percent (5%) of the Borrowing Base as then in effect (as reasonably determined by the Administrative Agent), individually or in the aggregate, then the Borrowing Base will be automatically reduced by an amount equal to the Borrowing Base Value attributable to such Oil and Gas Properties (or such Oil and Gas Properties owned by any Group Member whose Equity Interests were sold) or such Unwound Swap Agreement in the current Borrowing Base; provided that the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base. For the purposes of this Section 2.08(a), a Disposition of Oil and Gas Properties shall be deemed to include the designation of a Restricted Subsidiary owning Oil and Gas Properties constituting Proved Reserves as an Unrestricted Subsidiary and the Disposition of Oil and Gas Properties, or Equity Interests in any Person owning Oil and Gas Properties constituting Proved Reserves, to an Unrestricted Subsidiary.
(b)Reduction of Borrowing Base Related to Title. Pursuant to Section 8.12(c), if the Administrative Agent or Required Lenders have adjusted the Borrowing Base, so that, after giving effect to such reduction, the Borrower will satisfy the requirements of Section 8.12(c), the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.
(c)Reduction of Borrowing Base Upon Incurrence of Permitted Unsecured Debt. Upon the issuance or incurrence of any Permitted Unsecured Debt or Permitted Refinancing Indebtedness

in an aggregate principal amount in excess of the Refinanced Indebtedness, the Borrowing Base then in effect shall be automatically reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Unsecured Debt or, with respect to such Permitted Refinancing Indebtedness, the extent the aggregate principal amount of such Indebtedness exceeds the Refinanced Indebtedness, as applicable, without regard to any original issue discount, and the Borrowing Base as so reduced shall become the new Borrowing Base on the Business Day of such issuance or incurrence.
(d)Reduction of Borrowing Base in Connection with an ABS BB Transaction. Upon the closing of an ABS BB Transaction, the Borrowing Base will be automatically reduced by an amount equal to the Borrowing Base Value attributable to the Borrowing Base Properties (or such Borrowing Base Properties owned by any Group Member whose Equity Interests were sold) transferred in connection with such ABS BB Transaction in the current Borrowing Base.
Section 2.09Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Closing Date until the day which is five (5) Business Days prior to the Maturity Date; provided that, in addition to the conditions set forth in Section 6.02, the Borrower may not request the issuance, amendment, or extension of Letters of Credit hereunder if (i) the LC Exposure would exceed the LC Commitment or (ii) the total Revolving Credit Exposures would exceed the aggregate Commitments of the Lenders (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base) (collectively, the “LC Availability Requirements”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary in the foregoing, the Existing Letters of Credit shall be deemed to have been issued hereunder as “Letters of Credit”.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, or extension) a notice:
(i)requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended or extended;
(ii)specifying the date of issuance, amendment, or extension (which shall be a Business Day);
(iii)specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));
(iv)specifying the amount of such Letter of Credit;
(v)specifying the Permitted L/C Party for whom such Letter of Credit is to be issued; and
(vi)specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, or extend such Letter of Credit.
Each notice shall constitute a representation that, after giving effect to the requested issuance, amendment, or extension, as applicable, the LC Availability Requirements will be satisfied on the date of such issuance, amendment, or extension.

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of a Letter of Credit, one year after such extension), and (B) the date that is five (5) Business Days prior to the Maturity Date.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the satisfaction of the conditions to Borrowing set forth in Section 6.02, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment in respect of any LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(e) to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.09(i) above.
(j)Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.09(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base, (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.10, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of (A) in the case of an Event of Default, the LC Exposure (net of any Cash Collateral already held at the applicable time by the Administrative Agent with respect to such LC Exposure) and (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any other Group Member described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank(s) and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank(s), the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank(s) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(k)Letters of Credit Issued for Permitted L/C Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, is for the account of, or the applicant therefor is, a Permitted L/C Party other than the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account, or upon the application, of Permitted L/C Parties other than the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Permitted L/C Parties.
(l)Additional Issuance Conditions. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(iii)the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any country, region or territory that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(m)In addition, an Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.
Section 2.10Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).
(b)Waivers and Amendments. The Maximum Credit Amount and the principal amount of the Loans and participation interests in Letters of Credit and Swing Line Loans of the Defaulting Lenders (if any) shall not be included in determining whether the Majority Lenders or Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that, without prejudice to the terms of Section 12.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender adversely affected thereby.
(c)if any Swing Line Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the Swing Line Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swing Line Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first prepay such Swing Line Exposure and (B) second Cash Collateralize for the benefit of the

Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.09(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentage; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized.
(d)So long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans and the Issuing Bank shall not be required to issue, extend, or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(c), and participating interests in any newly made Swing Line Loans and any newly issued, extended, or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and such Defaulting Lender shall not participate therein).
(e)New Swing Line Loans and Letters of Credit. If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, extend, or increase any Letter of Credit, unless the Swing Line Lender or Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or Issuing Bank, as applicable, to defease any risk to it in respect of such Lender hereunder.
(f)Defaulting Lender Cure. In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.11Swing Line Loans.
(a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swing Line Lender agrees to make Swing Line Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment or (ii) the sum of the Revolving Credit Exposures exceeding the total Commitments; provided that a Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans.

(b)To request a Swing Line Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 11:00 a.m., on the day of a proposed Swing Line Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) amount of the requested Swing Line Loan. The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Borrower. The Swing Line Lender shall make the requested Swing Line Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., on the requested date of such Swing Line Loan.
(c)The Swing Line Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon on a Business Day no later than 5:00 p.m. on such Business Day and if received after 12:00 noon on a Business Day shall mean no later than 10:00 a.m. on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swing Line Lenders, such Lender’s Applicable Percentage of such Swing Line Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this Section 2.11(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.11(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this Section 2.11(c), and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.11(c) and to the Swing Line Lenders, as its interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this Section 2.11(c) shall not relieve the Borrower of any default in the payment thereof.
(d)The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender pursuant to Section 3.02(d). From and after the effective date of any such replacement, (i) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (ii) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender. After the replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.
(e)Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Swing Line Lender shall be replaced in accordance with Section 2.11(d) above.
Section 2.12Loans and Borrowings Under Existing Credit Agreement. On the Closing Date:
(a)it is the intention of the Borrower, the Administrative Agent and the Lenders, and such parties hereby agree, from and after the Closing Date, this Agreement supersedes and replaces the Existing Credit Agreement in its entirety, and that (i) such amendment and restatement shall operate to renew, amend, and modify the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (ii) the “Liens” (as defined in the Existing Loan Documents) securing the “Secured Obligations” (as defined in the Existing Credit Agreement) and the rights, duties, liabilities, and obligations of each Loan Party under the Existing Loan Documents to which it is a party shall not be extinguished but shall be carried forward and shall secure such obligations as renewed, amended, restated, and modified hereby. The parties hereto each hereby consent to the amendments to, and amendment and restatement of, the Existing Credit Agreement in the form of this Agreement;
(b)the Existing Credit Agreement was amended and restated in its entirety in the form of this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Secured Obligations” (as such term is defined in the Existing Credit Agreement) and (ii) such “Secured Obligations” are in all respects continuing (as amended and restated hereby) as part of the Secured Obligations under this Agreement with only the terms thereof being modified as provided herein. Each reference to the “Credit Agreement” in any Existing Loan Document shall be deemed to be a reference to this Agreement as amended in the form hereof;
(c)each “ABR Loan”, “Daily Simple SOFR Loan”, or “Term SOFR Loan” outstanding under the Existing Credit Agreement (as such terms are defined therein) shall be deemed to be continued as an ABR Loan, Daily Simple SOFR Loan or Term SOFR Loan, as applicable, under this Agreement and not as a novation;
(d)any letters of credit outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement; and
(e)the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement.
It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder as obligations of the Borrower hereunder. Except to the extent not amended and restated as of the Closing Date, the Existing Loan Documents executed in connection with the Existing Credit Agreement and in effect prior to the Closing Date shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement. The terms of the Loan Documents that correspond to the Existing Loan Documents that have been amended and restated as of the Closing Date shall govern for any period occurring on or after the Closing Date, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the Closing Date and ending on the day immediately preceding the Closing Date. In furtherance of the foregoing, (i) each reference in any Loan Document to the “Credit Agreement”, any other Loan Document that is being amended and restated as of the Closing Date, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document by reference to the terms defined in the “Credit Agreement” or any other Loan Document that is being amended and restated as of the Closing Date is hereby amended to be defined by reference to the defined term in this Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time).
Section 2.13Sustainability Adjustments.
(a)Following the date on which the Borrower provides a Sustainability Certificate in respect of the most recently ended Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, the Applicable Margin for SOFR Loans in basis points and the Applicable Margin for ABR Loans in basis points otherwise then applicable in accordance with the pricing grid set forth in the definition of Applicable Margin in Section 1.1 each shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Sustainability Certificate. For purposes of the foregoing, (A) the Sustainability Rate Adjustment shall be determined as of the fifth (5th) Business Day following receipt by the Administrative Agent of a Sustainability Certificate delivered pursuant to Section 8.01(u) based upon the Sustainability Linked Performance Targets set forth in such Sustainability Certificate and the calculations of the Applicable Margin for SOFR Rate Loans in basis points and the Applicable Margin for ABR Loans in basis points, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin for SOFR Loans in basis points and the Applicable Margin for ABR Loans in basis points resulting from a Sustainability Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Sustainability Certificate, the last day such Sustainability Certificate could have been delivered pursuant to the terms of Section 8.01(u)).
(b)For the avoidance of doubt, only one Sustainability Certificate may be delivered in respect of any Fiscal Year. It is further understood and agreed that the Applicable Margin for SOFR Loans in basis points and the Applicable Margin for ABR Loans in basis points will never be reduced or increased by more than 5 basis points, during any Fiscal Year. For the avoidance of doubt, any adjustment to the Applicable Margin for SOFR Loans in basis points and the Applicable Margin for ABR Loans in basis points by reason of meeting one or several Sustainability Linked Performance Targets in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c)It is hereby understood and agreed that if no such Sustainability Certificate is delivered by the Borrower within the period set forth in to Section 8.01(u), the Sustainability Rate Adjustment will be plus 5 basis points commencing on the last day such Sustainability Certificate could have been delivered pursuant to the terms of Section 8.01(u) and continuing until the Borrower delivers a Sustainability Certificate to the Administrative Agent; provided further that, during such period, if the Borrower determines in good faith that it is not possible to calculate any Sustainability Linked Performance Target for any Fiscal Year for whatever reason, the Lead Sustainability Structuring Agent (acting on the request of the Majority Lenders) and the Borrower will negotiate in good faith to agree on the selection of an alternative measure that is customarily applied by Persons carrying out similar businesses or being subject to similar incentives and, if after 20 Business Days, the Borrower and the Lead Sustainability Structuring Agent (acting on the behalf of the Majority Lenders) are unable to agree on the selection of such alternative measure, the Applicable Margin shall apply without any increase or decrease to such Sustainability Linked Performance Target (and if such increase or decrease was already applied at that point in time, it will then be discontinued as of the end of such 20 Business Day period).
(d)If (i)(A) the Borrower or the Lead Sustainability Structuring Agent becomes aware of any material inaccuracy in the Sustainability Rate Adjustment or the Sustainability Linked Performance Targets as reported in a Sustainability Certificate (any such material inaccuracy, a “Sustainability Certificate Inaccuracy”) and, in the case of the Lead Sustainability Structuring Agent, such Lead Sustainability Structuring Agent delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Sustainability Certificate

Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower and the Lead Sustainability Structuring Agent agree that there was a Sustainability Certificate Inaccuracy at the time of delivery of a Sustainability Certificate, (ii) a proper calculation of the Sustainability Rate Adjustment or the Sustainability Linked Performance Targets would have resulted in an increase in the Applicable Margin for SOFR Loans in basis points and/or the Applicable Margin for ABR Loans in basis points for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent, but in any event within ten (10) Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Sustainability Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest that should have been paid for such period over (2) the amount of interest actually paid for such period and (iii) a proper calculation of the Sustainability Rate Adjustment or the Sustainability Linked Performance Targets would have resulted in a decrease in the Applicable Margin for SOFR Loans in basis points and/or the Applicable Margin for ABR Loans in basis points for any period, the Borrower shall receive a credit against subsequent interest payable in an amount equal to the excess of (1) the amount of interest actually paid for such period over (2) the amount of interest that should have been paid for such period.
(e)Notwithstanding anything set out in this Agreement to the contrary, none of: (i) the failure of the Borrower to publish or deliver a Sustainability Report or to deliver a Sustainability Certificate, respectively, or any Sustainability Certificate Inaccuracy in any of the foregoing, or (ii) or the failure of the Borrower to meet or satisfy any Sustainability Linked Performance Target set out in the “Sustainability Rate Adjustment” definition, shall be, or deemed to be, a Default or an Event of Default.
(f)Each party hereto hereby agrees that the Administrative Agent, the Lead Sustainability Structuring Agent and the Co-Sustainability Structuring Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
(g)Notwithstanding anything to the contrary contained herein, if (i) a Significant Sustainability Event, a restatement of Scope 1 Emissions and Scope 2 Emissions factors, or any other extraordinary event beyond the Borrower’s control occurs (each, a “Triggering Event”) then (A) the Borrower or Lead Sustainability Structuring Agent shall provide prompt written notice to the other party and (B) the Borrower and the Lead Sustainability Structuring Agent (acting on a Majority Lenders consent) will update the applicable Sustainability Linked Performance Targets no later than 1 year following the occurrence of any such Triggering Event. If the Borrower and the Lead Sustainability Structuring Agent are unable to agree on the updated Sustainability Linked Performance Targets, the Applicable Margin shall apply without any increase or decrease due to the Sustainability Rate Adjustment for the impacted Sustainability Linked Performance Targets or (ii) a Material Transaction occurs and the GHG Emissions Intensity of the Borrower in connection with such Material Transaction would reasonably be expected to increase or decrease by 5% or more at the consummation of such Material Transaction then (A) the Borrower or Lead Sustainability Structuring Agent shall provide prompt written notice to the other party, (B) the Borrower may elect to exclude the impact of such Material Transaction on the Sustainability Linked Performance Targets for a period not exceeding 1 year, and (C) the Borrower and the Lead Sustainability Structuring Agent (acting on a Majority Lenders consent) will update the applicable Sustainability Linked Performance Targets no later than 1 year following the occurrence of any such Material Transaction. If the Borrower and the Lead Sustainability Structuring Agent (acting on the request of the Majority Lenders) are unable to agree on the updated Sustainability Linked Performance Targets, the Applicable Margin shall apply without any increase or decrease due to the Sustainability Rate Adjustment for the impacted Sustainability Linked Performance Targets.

Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (a) each Lender the then unpaid principal amount of each

Loan on the Termination Date and (b) the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earliest of (i) five (5) Business Days prior to the Maturity Date, (ii) the Termination Date and (iii) the twentieth (20th) Business Day after such Swing Line Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swing Line Loans outstanding.
Section 3.02Interest
(a)ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)Daily Simple SOFR Loans. The Loans comprising each Daily Simple SOFR Borrowing shall bear interest at Adjusted Daily Simple SOFR plus the Applicable Margin in effect from time to time, but in no event to exceed the Highest Lawful Rate.
(c)Term SOFR Loans. The Loans comprising each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR plus the Applicable Margin in effect from time to time, but in no event to exceed the Highest Lawful Rate.
(d)Swing Line Loans. The Swing Line Loans shall bear interest at the Adjusted Daily Simple SOFR rate plus the Applicable Margin in effect from time to time, but in no event to exceed the Highest Lawful Rate.
(e)Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(f)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(e) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan or Daily Simple SOFR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)Interest Rate Computations. All computations of interest on SOFR Loans shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on ABR Loans shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.
(h)Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.
Section 3.03Inability to Determine Rates.
(a)Temporary Inability to Determine Rates. If (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definitions thereof or (ii) the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, in each case of (i) and (ii), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, (A) any obligation of the Lenders to make or continue the applicable SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice and (B) if such determination affects the calculation of the Alternate Base Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (2) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.02. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
(b)Permanent Inability to Determine Rate; Benchmark Replacement.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this Section 3.03(b)(i), all Loans shall be converted into ABR Loans in accordance with the provisions of Section 3.03(a) above.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Alternate Base Rate.
Section 3.04Prepayments.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (except with respect to any amounts due under Section 5.02), any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent (and in the case of a Swing Line Loan, the Swing Line Lender) by telephone (confirmed by electronic communication) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 noon three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. on the date of prepayment or (iii) in the case of prepayment of a Swing Line Loan, not later than 11:00 a.m. on the date of prepayment (or, in each case, such shorter time as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.
(c)Mandatory Prepayments.
(i)Upon Optional Termination and Reduction. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.09(j).
(ii)Upon Redeterminations and Title Related Borrowing Base Adjustment. If there is a Borrowing Base Deficiency as a result of (A) any redetermination of the Borrowing Base in accordance with Section 2.07 or (B) a Borrowing Base adjustment pursuant to Section 2.08(b), then upon such Redetermination Date or the occurrence of such Borrowing Base adjustment (such date, the “Deficiency Date”), the Borrower shall, within five (5) Business Days of the Deficiency Date, inform the Administrative Agent that it intends to do one or more of the following:
(A)within thirty (30) days of the Deficiency Date (1) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of any LC Exposure, Cash Collateralize as provided in Section 2.09(j);
(B)commencing on the 30th day after the Deficiency Date and continuing on the same day of each month for the next five months thereafter (or if any such day is not a Business Day, the immediately preceding Business Day), prepay the Borrowings in an amount equal to one-sixth (1/6th) of such Borrowing Base Deficiency so that the Borrowing Base Deficiency is reduced to zero within 180 days of the Deficiency Date;
(C)within thirty (30) days of the Deficiency Date, submit and pledge as Mortgaged Property additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent owned by the Borrower or any of the other Loan Parties for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Required Lenders deem satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency; or
(D)eliminate such Borrowing Base Deficiency by any combination of prepayment and additional security as provided in the foregoing clauses (A), (B) and (C).
provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize Letters of Credit in an amount equal to such remaining Borrowing Base Deficiency as provided in Section 2.09(j); provided further, if the Borrower fails to inform the Administrative Agent that it intends to do one of the foregoing within such 5 Business Day period, the Borrower shall be deemed to have elected option (B) above.
(iii)Upon Certain Adjustments. If (A) there is a Borrowing Base Deficiency, as a result of Borrowing Base adjustment pursuant to the Borrowing Base Adjustment Provisions (other than Section 2.08(b) and (d)), then upon the receipt of proceeds as a result of the occurrence of such Borrowing Base adjustment, the Borrower shall (I) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (II) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.09(j) or (B) there is an ABS BB Transaction, the Borrower shall prepay the Borrowings (if any) on the date such ABS BB Transaction closes in an amount equal to 100% of the Net Proceeds of the financing for the securitization of the Oil and Gas Properties the subject of such securitization and if any such Net Proceeds remain after prepayment of the Borrowings, the Borrower shall retain such Net Proceeds.

(iv)During an Event of Default. If an Event of Default has occurred and is continuing, upon any (A) Disposition of Property, (B) Unwind of any Swap Agreement or (C) incurrence or issuance of Indebtedness, an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received therefrom shall be applied to repay the Secured Obligations in accordance with the priority set forth in Section 10.02(d).
(v)Excess Cash. If the Borrower and its Restricted Subsidiaries have any Excess Cash at the end of any Fiscal Quarter of the Borrower, then no later than three (3) Business Days after the Borrower delivers the financial statements for such Fiscal Quarter pursuant to Sections 8.01(a) or (b) (provided that if the Borrower fails to deliver such financials when due it shall make such payment as if it had delivered the financials on such date) the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Excess Cash and (B) if at such time a Default, Event of Default or Borrowing Base Deficiency exists and is continuing and any Excess Cash remains after prepaying all of the Borrowings as a result of an LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount of such remaining Excess Cash necessary to Cash Collateralize such LC Exposure as provided in Section 2.09(j).
(vi)Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, second ratably to any Daily Simple SOFR Borrowings then outstanding, and, third, ratably to any Term SOFR Borrowings then outstanding, and if more than one Term SOFR Borrowing is then outstanding, to each such Term SOFR Borrowing in order of priority beginning with the Term SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Term SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(vii)Interest to be Paid with Prepayments. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05Fees.
(a)Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (determined taking into account both Loans and LC Exposure) during the period from and including the Closing Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) (or in such other manner as the Administrative Agent shall provide so that such computation shall not exceed the Highest Lawful Rate), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at the rate equal to the greater of (A) $750 and (B) 0.125% per annum (or such other rate as may be agreed to with such Issuing Bank) on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $750.00 during any quarter unless no LC Exposure existed at any time during such quarter and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last Business Day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)Agent Fees. The Borrower agrees to pay to the Administrative Agent, the Co-Sustainability Structuring Agent and the Lead Sustainability Structuring Agent, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent, the Co-Sustainability Structuring Agent or the Lead Sustainability Structuring Agent, as applicable.
Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank or the Swing Line Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC

Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.09(d), Section 2.09(e) or Section 4.02 then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 4.04Disposition of Proceeds. The Security Instruments comprised of deeds of trust and mortgages contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence and continuation of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.
Article V
INCREASED COSTS; ILLEGALITY AND TAXES
Section 5.01Increased Costs, Illegality, etc..

(a)In the event that (x) in the case of Section 5.01(a)(i) below, the Administrative Agent or (y) in the case of Sections 5.01(a)(ii) and (iii) below, any Lender or Issuing Bank shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i)on any date for determining the interest rate applicable to any SOFR Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such SOFR Loan; or
(ii)at any time, that such Lender or Issuing Bank shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender or Issuing Bank deems material with respect to any SOFR Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) because of (1) any Change in Law since the Closing Date (including, but not limited to, a change in requirements for any reserve, special deposit, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank) or (2) other circumstances adversely affecting the availability of Term SOFR; or
(iii)at any time, that the making or continuance of any SOFR Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the availability of SOFR;
then, and in each such event, such Lender or Issuing Bank (or the Administrative Agent in the case of Section 5.01(a)(i) above) shall (1) on or promptly following such date or time and (2) within ten (10) Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or Issuing Banks). Thereafter (x) in the case of Section 5.01(a)(i) above, the affected Type of SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders or Issuing Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of SOFR Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for ABR Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of Section 5.01(a)(ii) above, the Borrower shall pay to such Lender or Issuing Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Issuing Bank shall determine) as shall be required to compensate such Lender or Issuing Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender or Issuing Bank, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender or Issuing Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of Section 5.01(a)(iii) above, the Borrower shall take one of the actions specified in Section 5.01(b) as promptly as possible and, in any event, within the time period required by law.
(b)At any time that any SOFR Loan is affected by the circumstances described in Section 5.01(a)(ii) or (iii), the Borrower may (and in the case of a SOFR Loan affected pursuant to Section 5.01(a)(iii) the Borrower shall) either (i) if the affected SOFR Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing)

thereof on the same date that the Borrower was notified by a Lender or Issuing Bank pursuant to Section 5.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of ABR Loans or require the affected Lender or Issuing Bank to make its requested Loan as an ABR Loan, or (ii) if the affected SOFR Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender or Issuing Bank to Convert each such SOFR Loan into an ABR Loan; provided, however, that if more than one Lender or Issuing Bank is affected at any time, then all affected Lenders or Issuing Banks must be treated the same pursuant to this Section 5.01(b).
(c)If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy and liquidity), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 5.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 5.01(c) upon the subsequent receipt of such notice.
(d)Notwithstanding the foregoing, the provisions of Section 3.01(a) shall apply with respect to a Benchmark Transaction Event.
(e)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02Breakage Compensation. The Borrower shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans) which such Lender may sustain in connection with any of the following: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of SOFR Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 5.01(a)); (b) if any repayment, prepayment, Conversion or Continuation of any SOFR Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (c) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower; (d) as a result of an assignment by a Lender of any SOFR Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 5.05 or (e) as a consequence of (i) any other default by the Borrower to repay or prepay any SOFR Loans when required by the terms of this Agreement or (ii) an election made pursuant to Section 5.05. The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within ten (10) Business Days after receipt thereof. The Borrower shall not be required to compensate a Lender pursuant to this Section 5.02 for any such amounts incurred more than 270 days prior to the date such Lender delivers the written request referenced herein to the Borrower; provided that, if the event giving rise to such losses, costs, expenses and liabilities is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.03Taxes.
(a)Defined Terms. For purposes of this Section 5.03, Section 5.04 and Section 5.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Borrower or the Administrative Agent, as applicable, then the Borrower or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 5.03), the applicable Lending Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Lending Party, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Lending Party or required to be withheld or deducted from a payment to such Lending Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), Section 5.03(g)(ii)(B) and Section 5.03(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of

Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes with respect to such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
Section 5.04Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender is a Defaulting Lender, or (d) any Lender fails to consent to an election, consent, approval, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of all Lenders or all directly and adversely affected Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders (excluding the Maximum Credit Amounts of Defaulting Lenders), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Article VI
CONDITIONS PRECEDENT
Section 6.01Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)Credit Agreement. The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(b)Loan Documents.
(i)Execution of Security Instruments. The Administrative Agent shall have received from each party thereto counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee and Collateral Agreement, described on Exhibit F that have been executed and delivered by a Responsible Officer of each party thereto.
(ii)Filings, Registrations and Recordings. Each Security Instrument and any other document (including any Uniform Commercial Code financing statement) required by any Security

Instrument or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Mortgaged Property described therein, prior and superior in right to any other Person shall be in proper form for filing, registration or recordation.
(iii)Mortgage Coverage. The Administrative Agent shall be reasonably satisfied that, upon recording the Mortgages of Borrowing Base Properties, in each case, in the appropriate filing offices, it shall have a first priority Lien on at least 85% of the PV-10 of the Borrowing Base Properties.
(iv)Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (A) the certificates representing the shares of certificated Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate (if any) executed in blank by a duly authorized officer of the pledgor thereof and (B) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(c)Secretary’s Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers and (iv) the applicable Organizational Documents of such Loan Party, certified by a Responsible Officer as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.
(d)Corporate Status; Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized and foreign qualification and good standing certificates, as applicable, for such Persons in each state identified by the Administrative Agent.
(e)Financial Officer’s Certificate – Representations and Warranties. The Administrative Agent shall have received a closing certificate of a Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, certifying (i) that the Specified Merger Agreement Representations are true and correct in all material respects, and (ii) that the Specified Representations are true and correct in all material respects; provided that, to the extent that any Specified Merger Agreement Representation or any Specified Representation is qualified by or subject to a “in all material respects”, “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.
(f)Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying: (i) that attached to such certificate are true, accurate and complete copies of the Acquisition Documents, (ii) that concurrently with the Transactions contemplated on the Closing Date, the Borrower is (A) consummating the Acquisition in accordance with applicable law and substantially on the terms of the Acquisition Documents without giving effect to any waiver, amendment, modification or consent that is materially adverse to the interests of the Lenders (as reasonably determined by the Coordinating Lead Arranger) and (B) acquiring substantially all of the Acquisition Properties contemplated by the Acquisition Documents, (iii) as to the final purchase price for the Acquisition after giving effect to all adjustments contemplated by the Merger Agreement, (iv) that attached to such certificate is a true, accurate and complete copy of the Yellowjacket Assignment, (v) as to the matters set forth in Section 6.01(p) and Section 6.01(u), (vi) that the Borrower has received all government and third party approvals required by Section 7.03 and such approvals have been obtained on satisfactory terms; (vii) no action, proceeding or litigation is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the consummation of the Transactions contemplated hereby; and (viii) that neither the Borrower nor any other Group Member has any outstanding Indebtedness for borrowed money or Disqualified Capital Stock other than the Secured Obligations under this Agreement.
(g)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, duly executed by a Financial Officer and dated as of the Closing Date.
(h)Repayment of Indebtedness. The Administrative Agent shall have received documents, in form and substance satisfactory to the Administrative Agent, (i) confirming that with the making of the Loans by the Lenders on the Closing Date, all of the lien terminations, UCC-3 termination statements, and other documentation evidencing the termination of the Liens, if any, on any Loan Party’s property securing the Secured Obligations (as such term is defined in the Yellowjacket Credit Agreement) and the Obligations (as defined in the Maverick Credit Agreement) shall be delivered to the Administrative Agent and (ii) providing for the payment in full of such Secured Obligations and Obligations, excluding, in each case, expense reimbursement and indemnification obligations which by the terms of the Yellowjacket Credit Agreement or Maverick Credit Agreement, as applicable, expressly survive termination (and for which no claim has been made).
(i)Patriot Act. The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information requested at least two (2) Business Days prior to such date and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(j)Legal Opinions. The Administrative Agent shall have received an opinion of (i) counsel for the Loan Parties, and (ii) applicable local counsel in each jurisdiction designated by the Administrative Agent, including each state in which Borrowing Base Properties are located (except to the extent covered by the opinion described in the preceding clause (i)).
(k)Fees. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and the Borrower shall have paid all accrued and unpaid commitment fees, and all other fees that are outstanding under the Existing Credit Agreement for the account of each Existing Lender under the Existing Credit Agreement.
(l)Lien Searches. The Administrative Agent shall have received appropriate UCC searches on each Loan Party and Diversified Production reflecting no prior Liens encumbering the Properties of such Loan Party other than those being released on or prior to the Closing Date and those permitted by Section 9.03.
(m)No MAE. Since January 24, 2025, excluding results from (i) general changes in hydrocarbon prices, (ii) general changes in industry or economic conditions, and (iii) general changes in political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a governmental authority associated with additional security, there has not been any change, development or event that, individually or in the aggregate, has had or would have a Material Adverse Effect.
(n)Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Loan Parties are carrying insurance in accordance with Section 8.06.

(o)Environmental. The Borrower shall have provided to the Administrative Agent copies of any material environmental due diligence documents in its possession with respect to the Acquisition Properties, including Phase I Reports, if any.
(p)Beneficial Ownership. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.
(q)Projections. The Arrangers shall have received management prepared consolidated financial projections covering the forecast period October 1, 2024 through fiscal year 2027 using final deal terms (with an effective date of the Acquisition and the Yellowjacket Assignment as of April 1, 2025).
(r)Liquidity. After giving effect to all the Transactions to occur on or prior to the Closing Date, including the making of the Loans on the Closing Date, and the payment of all fees and expenses due thereunder, the Arrangers shall have received evidence reasonably satisfactory to them that (a) the Borrowing Base Utilization Percentage shall not exceed 85% and (b) the ratio of Total Net Debt to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available will not exceed 3.25 to 1.00 (calculated on a pro forma basis).
(s)Financial Statements. The Arrangers shall have received (a) with respect to the Borrower and the Parent, audited annual financial statements for the Fiscal Year ended December 31, 2023 and unaudited financial statements for the Fiscal Quarter ended September 30, 2024, (b) with respect to MNR, audited annual financial statements for the Fiscal Year ended December 31, 2023 and unaudited financial statements for the Fiscal Quarter ended September 30, 2024, (c) with respect to MAH, audited annual financial statements for the Fiscal Year ended December 31, 2023 and unaudited financial statements for the Fiscal Quarter ended September 30, 2024, and (d) an opening balance sheet of the Borrower as of the Closing Date after giving pro forma effect to the Transactions on the Closing Date.
(t)Lease Operating Statements. The Arrangers shall have received lease operating statements of (a) MAH and its subsidiaries for the twelve-month period ended September 30, 2024, (b) the “Yellowjacket Crescent Pass” assets for the twelve-month period ended March 31, 2024, and (c) the “Yellowjacket Maverick E TX” assets for the twelve-month period ended April 30, 2024.
(u)Engineering Reports. The Arrangers shall have received the Reserve Reports for the Oil and Gas Properties given value in the Borrowing Base (and not presently part of the Borrowing Base under the Existing Credit Agreement as of the date hereof), prepared by Borrower’s internal engineers and dated as of July 1, 2024.
(v)Yellowjacket Assignment. The Borrower shall have acquired one hundred percent (100%) of the Equity Interests in Yellowjacket and indirectly one hundred percent (100%) of the Equity Interests in the Subsidiaries of Yellowjacket (inclusive of all of their respective oil and gas assts and midstream assets as of January 24, 2025, the “Yellowjacket Assignment”).
(w)Swap Agreement Novations. The Arrangers shall have received evidence reasonably satisfactory to them that (i) all of the Swap Agreements secured under the Yellowjacket Credit Agreement and the loan documents related thereto as of January 24, 2025, together with any additional Swap Agreements entered into after such date, shall have been novated to the Borrower, and (ii) all of the Swap Agreements secured under the Maverick Credit Agreement and the loan documents related thereto as of January 24, 2025, together with any additional Swap Agreements entered into after such date, shall either be with a Lender (or an Affiliate of a Lender) or be novated from the counterparty thereunder to a Lender (or an Affiliate of a Lender).
(x)Seller Facility Consent. The Coordinating Lead Arranger shall have received evidence satisfactory to it that the Transactions are permitted by the terms of the Seller Credit Agreement.

(y)Joint Operating Agreement and Management Services Agreement. The Borrower shall have entered into amendments to (i) the Joint Operating Agreement and (ii) the Management Services Agreement, each in form and substance reasonably acceptable to the Administrative Agent to give effect to the Transactions.
(z)Borrowing Request. The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03; provided that such Borrowing Request shall not contain any certifications or conditions to borrowing that are not otherwise specified in this Section 6.01.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank(s) to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m. on March 14, 2025 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).
Section 6.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the initial funding on the Closing Date), and of the Issuing Bank(s) to issue Letters of Credit or amend any Letter of Credit to increase the amount thereof, is subject to the satisfaction of the following conditions:
(a)At the time of and immediately after giving effect to such Borrowing or any such issuance or amendment of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing or result therefrom.
(b)The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality, in which case such representation and warranty (to the extent so qualified) shall continue to be true and correct in all respects) on and as of the date of such Borrowing or the date of any such issuance or amendment of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality, in which case, such applicable representation and warranty shall be true and correct) as of such specified earlier date.
(c)After giving pro forma effect to the making of each Loan, including the use of proceeds thereof, the Borrower and its Restricted Subsidiaries shall not have any Excess Cash.
(d)The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or any such amendment to increase the amount of a Letter of Credit) in accordance with Section 2.09(b), as applicable.
Each request for any such Borrowing or for the issuance of any Letter of Credit or for any amendment to increase the amount of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through Section 6.02(c).
Article VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 7.01Organization; Powers. Each Group Member is (a)(i) duly organized, validly existing and (ii) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and (c) is in good standing in, every material jurisdiction where such qualification is required, except for purposes of Section 7.01(a)(ii), 7.01(b) and 7.01(c) to the extent that a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 7.02Authority; Enforceability. The Transactions are within each Group Member’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, owner action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of financing statements and the Security Instruments as required by this Agreement (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, note, credit agreement or other similar instrument, in each case constituting Material Indebtedness binding upon any Group Member or its Properties or give rise to a right thereunder to require any payment to be made by any Group Member and (d) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than the Liens created by the Loan Documents).
Section 7.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ending on December 31, 2023, reported on by Price Waterhouse Coopers, independent public accountants, and (ii) the Parent’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the nine months ended September 30, 2024 prepared internally by the Borrower. Such financial statement presents fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Restricted Subsidiaries as of such dates and for such periods.
(b)The most recent financial statements furnished pursuant to Section 8.01(a) and Section 8.01(b) present fairly, in all material respects, the financial condition of Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis, as of the dates and for the periods set forth above in accordance with IFRS or GAAP, as applicable, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(c)Since the later of (i) the date hereof and (ii) date of the financial statements most recently delivered pursuant to Section 8.01(a), and after giving effect to the Transactions, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(d)Neither the Borrower nor any other Group Member has on the date of this Agreement any Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Secured Obligations or as otherwise permitted hereunder.
Section 7.05Litigation.

(a)There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing by, against or affecting any Group Member any of their respective properties or revenues that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.
Section 7.06Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)the Group Members and any property with respect to which any Group Member has any interest or obligation are in compliance with all, and have not violated any, applicable Environmental Laws;
(b)(i) the Group Members and all relevant Persons for any property with respect to which any Group Member has any interest or obligation hold and are in compliance with all, and have not violated any, Environmental Permits required for their respective operations and each of their respective properties; (ii) all such Environmental Permits are in full force and effect; and (iii) no Group Member has received any notice or otherwise has knowledge that any such Environmental Permit may be revoked, adversely modified, or not renewed, or that any application for any Environmental Permit may be protested or denied or that the anticipated terms thereof may be adversely modified;
(c) (i) there are no actions, claims, demands, suits, investigations or proceedings under any Environmental Laws or regarding any Hazardous Materials that are pending or, to the Borrower’s knowledge, threatened, against any Group Member or regarding any property with respect to which any Group Member has any interest or obligation, or as a result of any operations of any Group Member or any other Person regarding any property with respect to which any Group Member has any interest or obligation; and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other administrative, arbitral or judicial requirements outstanding under any Environmental Laws or regarding any Hazardous Materials, directed to any Group Member or as to which any Group Member is a party, or regarding any property with respect to which any Group Member has any interest or obligation;
(d)(i) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s current or formerly owned, leased or operated property or at any other location (including, to the Borrower’s knowledge, any location to which Hazardous Materials have been sent for re-use, recycling, treatment, storage or disposal) for which any Group Member could be liable, and (ii) Hazardous Materials are not otherwise present at any such properties or other locations, in either (i) or (ii) above, in amounts or concentrations or under conditions which constitute a violation of any applicable Environmental Law, could reasonably be expected to give rise to any liability, or, with respect to any Mortgaged Property, could reasonably be expected to impair its fair saleable value;
(e)no Group Member, nor to the Borrower’s knowledge any other Person for any property with respect to which any Group Member has any interest or obligation, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding Environmental Laws or Hazardous Materials, and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of any such notice or request for information;
(f)no Group Member has assumed or retained any liability under applicable Environmental Laws or regarding Hazardous Materials that could reasonably be expected to result in liability to any Group Member; and
(g)to the extent reasonably requested by the Administrative Agent, the Group Members have provided to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.
Section 7.07Compliance with the Laws; No Defaults.
(a)Each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except to the extent that any failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(b)No Default has occurred and is continuing.
Section 7.08Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09Taxes. Each Group Member has timely filed or caused to be filed all U.S. federal income Tax returns and other material Tax returns and reports required to have been filed (taking into account any extension of time to file) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Group Member has set aside on its books adequate reserves in accordance with GAAP. To the knowledge of Borrower, no material proposed tax assessment has been asserted with respect to any Group Member.
Section 7.10ERISA. Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)each Plan is, and has been, operated, administered and maintained in compliance with, and the Borrower and each ERISA Affiliate have complied with, ERISA, the terms of the applicable Plan and, where applicable, the Code;
(b)no act, omission or transaction has occurred which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA;
(c)no liability to the PBGC (other than required premiums payments which are not past due after giving effect to any applicable grace periods) by the Borrower or any ERISA Affiliate has been or is reasonably expected by any Group Member or any ERISA Affiliate to be incurred with respect to any Plan and no ERISA Event with respect to any Plan has occurred;
(d)the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not (determined as of the end of the most recent plan year) exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA; and
(e)neither the Borrower nor any ERISA Affiliate has any actual or contingent liability to any Multiemployer Plan.
Section 7.11Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Group Members to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein when taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Group Members represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and it further being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Group Members do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. All of the information included in the Beneficial Ownership Certification most recently provided to each Lender, if applicable, is true and correct as of the date thereof.
Section 7.12Insurance. For the benefit of each Loan Parties, the Borrower has (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower.
Section 7.13Restriction on Liens. No Group Member is subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.
Section 7.14Group Members. There are no Group Members, except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14. Each Group Member’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(k)). No Group Member is a Foreign Group Member (other than any Foreign Group Member as of the Closing Date).
Section 7.15Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is DP RBL CO LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is set forth on Schedule 7.14 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)).
Section 7.16Properties; Title, Etc.
(a)Each Group Member has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties other than Properties sold, transferred or otherwise disposed of (i) on or prior to the Closing Date or (ii) after the Closing Date, in compliance with Section 9.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens and the dispositions referenced in the prior sentence, the Group Member specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Group Member to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Group Member’s net revenue interest in such Property.
(b)(i) All leases and agreements necessary for the conduct of the business of the Group Members are valid and subsisting, in full force and effect, and (ii) there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which, in the case of either (i) or (ii), could reasonably be expected to have a Material Adverse Effect.
(c)The rights and Properties presently owned, leased or licensed by the Group Members including all easements and rights of way, include all rights and Properties necessary to permit the Group Members to conduct their business in the same manner as its business is conducted on the date hereof except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(d)Except for Properties being repaired, all of the Properties of the Group Members which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(e)Each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary to operate its business, and the use thereof by the Group Member does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Group Members either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17Maintenance of Properties. The Oil and Gas Properties (and Properties unitized therewith) of the Group Members have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements in all material respects and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Group Members in all material respects. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Group Members that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Group Members, in a manner consistent with the Group Members’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18Gas Imbalances. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Group Member to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.
Section 7.19Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, (a) the Group Members are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements of any Group Member exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Group Members’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date of such agreement.

Section 7.20Security Documents. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Property and proceeds thereof. The Secured Obligations are and have been at all times secured by a legal, valid and enforceability first priority perfected Liens in favor of the Administrative Agent, covering and encumbering (a) at least 85% of the PV-10 of the Borrowing Base Properties, (b) the Mortgaged Property granted pursuant to the Guarantee and Collateral Agreement, including the pledged Equity Interests and the Deposit Accounts and Securities Accounts, in each case to the extent perfection has occurred, as the case may be, by the recording of a mortgage, the filing of a UCC financing statement, or, in the case of Deposit Accounts and Securities Accounts, by obtaining of “control” or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests, Liens permitted by Section 9.03 may exist.
Section 7.21Swap Agreements. Schedule 7.21, as of the Closing Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), as of the last Business Day of the period covered by such report, sets forth, a true and complete list of all Swap Agreements of the Group Members, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement. As of the Closing Date, all Secured Swap Agreements (as defined in the Existing Credit Agreement) entered into during the term of the Existing Credit Agreement remain in place under this Agreement, or have either been terminated or novated to continue under this Agreement.
Section 7.22Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to pay fees and expenses associated with the Transactions, (b) to provide working capital for lease acquisitions, for exploration and production operations, for development (including the drilling and completion of producing wells), for acquisitions of Oil and Gas Properties permitted hereunder, and (c) for other general corporate purposes of the Borrower, its Subsidiaries and the other Permitted L/C Parties, including to fund Restricted Payments permitted by Section 9.04(a). No Group Member or other Permitted L/C Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.23Solvency. Immediately after giving effect to the transactions contemplated hereby (including, without limitation, each Borrowing or the issuance, increase or extension of each Letter of Credit hereunder) (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, (c) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise), and (d) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
Section 7.24Anti-Corruption Laws; Sanctions; OFAC; Outbound Investment Rules.
(a)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)The Borrower, its Subsidiaries, their respective directors and officers, and to the knowledge of the Borrower, its employees, agents and the other Permitted L/C Parties are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.
(c)None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any other Permitted L/C Party or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Permitted L/C Party, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions, or otherwise in violation of any Anti-Corruption Law.
(d)The Borrower and each of its Subsidiaries is in compliance in all material respects with the Patriot Act.
(e)Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person, or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 7.25Senior Debt Status. The Secured Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any senior subordinated or subordinated Indebtedness and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto.
Section 7.26EEA Financial Institution. No Loan Party is an Affected Financial Institution.
Article VIII
AFFIRMATIVE COVENANTS
Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
Section 8.01Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:
(a)Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred twenty (120) days after the end of each Fiscal Year of the Parent (commencing with the Fiscal Year ending December 31, 2024), (i) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year of the Parent, all reported on by an independent public accountant reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to, or resulting from the occurrence of an upcoming maturity date of Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with IFRS (if the Parent’s financial statements are available in accordance with GAAP, GAAP) consistently applied, (ii) the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year of the Borrower, where available, all reported on by an independent public accountant reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to, or resulting from, the occurrence of an upcoming maturity date of Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP or IFRS (if the Parent’s financial statements are available in accordance with GAAP, GAAP) consistently applied, and for the avoidance of doubt, without accompanying financial statement footnotes, and (iii) in the event the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year are prepared and audited in accordance with IFRS or prepared under a basis of accounting that differs from the Quarterly Financial Statements provided in accordance with Section 8.01(b), the Borrower will separately provide a reconciliation (for the avoidance of doubt, such reconciliation will be unaudited) between the two standards in a format reasonably acceptable to the Administrative Agent.
(b)Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent (commencing with the Fiscal Quarter ending March 31, 2025), (i) the Parent’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that (A) the Borrower has been in compliance with the Financial Performance Covenants at such times as required therein as of the last day of such Fiscal Quarter and (B) in connection therewith, setting forth reasonably detailed calculations demonstrating such compliance, (iii) stating whether any change in GAAP or IFRS or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and Section 8.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) stating whether there are any Subsidiaries which are to become Loan Parties in order to comply with Section 8.13 and, if any such Subsidiaries exist, specifying the actions proposed to be taken in connection therewith, and (v) attaching Annex C thereto containing calculations of Available Diversified Free Cash Flow, Diversified Cash Flow, Diversified Corporate Expenses, and Restricted Payments (including Diversified Distributions) for the Test Period then ended, in each case in reasonable detail and calculation satisfactory to the Administrative Agent.
(d)Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements pursuant to Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Quarter or Fiscal Year, a true and complete list of all Swap Agreements of the Borrower and each Group Member, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (as of the last Business Day of such Fiscal Quarter or Fiscal Year), any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)Production Report and Lease Operating Statements. Within sixty (60) days after the end of each Fiscal Quarter, a report setting forth, for each calendar month during the then current Fiscal Year to date, the volume of total production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Group Members, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(f)Certificate of Insurer - Insurance Coverage. Within five (5) Business Days following each material change in the insurance maintained in accordance with Section 8.06, certificates of insurance coverage with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if reasonably requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(g)SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, financial statements, and other materials filed by any Group Member with the SEC or with any national securities exchange.
(h)Notices Under Material Instruments. Concurrently with the furnishing thereof, copies of any financial statement, report or notice (including any notice of default) furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing Material Indebtedness (other than this Agreement) that has not been previously furnished to the Lenders pursuant to any other provision of this Section 8.01.
(i)Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11 (commencing with the Reserve Report as of December 31, 2024), a list of all Persons purchasing Hydrocarbons in excess of $1,000,000 from any Group Member (or, with respect to Oil and Gas Properties that are not operated by a Group Member, a list of the operators of such properties) during the two Fiscal Quarters ending as the date of such Reserve Report.
(j)Issuances and Incurrences of Debt. Two (2) Business Days prior written notice of the incurrence by any Group Member of any Permitted Unsecured Debt, Permitted Refinancing Indebtedness or, if in excess of $10,000,000, any other Indebtedness as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.
(k)Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within five (5) Business Days prior thereto or such other time as the Administrative Agent may agree in its sole discretion) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.
(l)Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(m)Cash Flow and Forecasts. As soon as available, but in any event prior to March 1 and September 1 of each fiscal year, the Borrower’s cash flow and capital expenditure forecast prepared on a monthly basis for (i) with respect to the March 1 forecast, the 12 month period comprised of the then current Fiscal Year and (ii) with respect to September 1 forecast, the 12 month period from July 1 of such

Fiscal Year through June 30 of the following Fiscal Year, each in form and detail reasonably satisfactory to the Administrative Agent.
(n)Notices Related to Oil and Gas Properties and Swap Agreements. In the event the Borrower or any Restricted Subsidiary (i) intends to consummate any sale, transfer, assignment or other disposition involving Proved Reserves with a fair market value in excess of $5,000,000 in accordance with Section 9.11, reasonable prior written notice (and in any event not less than five (5) Business Days prior notice) of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent, (ii) receives any notice of early termination of any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party is Unwound and results in cash payments to the Borrower or any Restricted Subsidiary in excess of $5,000,000, or (iii) any combination of (i) and (ii) above that results in cash payments to the Borrower or any Restricted Subsidiary in excess of $5,000,000, written notice, promptly thereafter (and in any event, not more than three (3) Business Days thereafter), of such early termination notice or such Unwind.
(o)Notice of Casualty Events. Promptly, but in any event within ten (10) Business Days following the occurrence thereof, written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Group Member having a Fair Market Value in excess of $10,000,000.
(p)Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any material amendment, modification or supplement to (i) the Seller Facility or (ii) any preferred stock designation or Organizational Document of the Borrower or any Group Member.
(q)Other Requested Information. Promptly, but in any event within five (5) Business Days following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan to which any Group Member or any of their respective ERISA Affiliates contributes or has an obligation to contribute and any reports or other information, in either case with respect thereto, required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request in writing.
(r)Notices of Acquisitions of Oil and Gas Properties. Promptly, but in any event within five (5) Business Days following the occurrence thereof, written notice of the acquisition of any Oil and Gas Properties by the Group Members in one or a series of related transactions having a Fair Market Value in excess of $10,000,000 or where the consideration paid exceeds $10,000,000.
(s)Take or Pay, Ship or Pay or Other Prepayments. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11 (commencing with the Reserve Report as of December 31, 2024), written notice of the occurrence of any Group Member entering into a take or pay, ship or pay or other prepayments arrangement with respect to the Oil and Gas Properties of any Group Member.
(t)Beneficial Ownership. Promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.
(u)Sustainability Certificate. As soon as available and in any event by June 30th following the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2024), a Sustainability Certificate for the most recently-ended Fiscal Year; provided, that, for any Fiscal Year the Borrower may elect not to deliver a Sustainability Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Sustainability Certificate by June 30th shall result in the Sustainability Rate Adjustment being applied as set forth in Section 2.13(c)).

(v)Sustainability Report. As soon as available and in any event within 150 days following the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2024), a Sustainability Report for the most recently-ended Fiscal Year; provided, that, for any Fiscal Year the Borrower may elect not to deliver a Sustainability Report, and such election shall not constitute a Default or Event of Default.
(w)Certificate of Financial Officer - Diversified Distributions. Concurrently with the making thereof (or, if applicable, on the Payment Date described in the proviso to Section 9.04(a)), a certificate of a Financial Officer of the Borrower (substantially in the form of Exhibit K) certifying (i) the amount of each Diversified Distribution and (ii) that after giving pro forma effect thereto (including any Borrowing incurred in connection therewith) either (x) the Borrower’s ratio of Total Net Debt as of such date to EBITDAX for the four Fiscal Quarters most recently ended for which financial statements are available is less than 1.50 to 1.00 and the Borrower’s Liquidity is greater than 25% of the then effective Borrowing Base (or 15% during the Adjusted RP Testing Period) or (y) (A) Available Diversified Free Cash Flow for the most recently ended Test Period for which financial statements are available is greater than $0.00, (B) the ratio of Total Net Debt to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available does not exceed 2.0 to 1.0 and (C) the Borrower’s Liquidity is equal to or greater than 20% of the then effective Borrowing Base, so long as no Default, Event or Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result.
(x)Certificate of Financial Officer – Restricted Payments. Within five (5) Business Days after the end of each calendar month, a certificate of a Financial Officer of the Borrower (substantially in the form of Exhibit L) setting forth the various Restricted Payments (if any) made by the Borrower during such calendar month pursuant to Section 9.04(a)(v) and Section 9.04(a)(vi) and certifying that the Borrower was in compliance with Section 9.04(a)(v) and Section 9.04(a)(vi), as applicable, at such times as required therein as of the date of each such Restricted Payment, together with reasonably detailed calculations demonstrating such compliance.
Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of any such documents.
Section 8.02Notices of Material Events. Within three (3) Business Days, the Borrower will furnish to the Administrative Agent written notice of the following:
(a)Defaults. The occurrence of any Default or Event of Default;
(b)Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting Group Members thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Group Member in an aggregate amount exceeding $10,000,000;
(d)Material Adverse Effect and Borrowing Base Adjustment. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect or an adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions; and

(e)Beneficial Ownership. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03Existence; Conduct of Business. The Borrower will, and will cause each Group Member to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business and maintain, if necessary, its qualification to do business in each other material jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.
Section 8.04Payment of Obligations. The Borrower will, and will cause each other Group Member to, pay its material obligations (other than Material Indebtedness), including material tax liabilities of the Borrower and all of the other Group Members before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such other Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 8.05Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each other Group Member and Affiliate Operator to:
(a)operate its Oil and Gas Properties (i) in accordance with the customary practices of the industry and (ii) in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, in the case of clauses (i) and (ii) above, in all material respects, including applicable pro ration requirements and applicable Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom in all material respects;
(b)keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with the standard of a prudent operator;
(c)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, in each case, in all material respects;
(d)promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, in each case, in all material respects; and
(e)to the extent a Group Member or Affiliate Operator is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.05, but failure of the operator so to comply will not constitute a Default or Event of Default.

Section 8.06Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Group Members, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in the applicable insurance policy or policies insuring the Group Members or their Property shall be endorsed in favor of and made payable to the Administrative Agent as sole “loss payee” or other formulation reasonably acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent and the Secured Parties as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
Section 8.07Books and Records; Inspection Rights. The Borrower will, and will cause each other Group Member to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP, prudent accounting practice and all Governmental Requirements shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Group Member to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, unless an Event of Default exists, no more than one visit per year shall be at the Borrower’s expense. Neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Governmental Requirement or any binding agreement (provided that the Loan Parties shall use commercially reasonable efforts to cause its agreements to permit disclosure of information that is pertinent to the interests of the Lenders to the Administrative Agent and the Lenders subject to the confidentiality provisions herein) or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 8.08Compliance with Laws. The Borrower will, and will cause each Group Member and Affiliate Operator to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Group Members, the Affiliate Operators and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 8.09Environmental Matters.
(a)The Borrower will, and will cause each Group Member and Affiliate Operator to; (i) comply with all applicable Environmental Laws, and undertake reasonable efforts to ensure that all tenants and subtenants (if any), and all Persons with whom any Group Member or Affiliate Operator has contracted for the exploration, development, production, operation, or other management of an oil or gas well or lease, comply with all applicable Environmental Laws; and (ii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that could not reasonably be expected to result in any Liability to any Group Member or Affiliate Operator or to adversely affect any real property owned, leased or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to any Group Member, or with respect to any Mortgaged Property, could reasonably be expected to adversely affect its fair saleable value (for the avoidance of doubt, with respect to activities on properties neighboring such real property, such reasonable efforts shall not include any obligation to monitor such activities or properties); it being understood that this clause (a) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) if, upon learning of such noncompliance or any condition that results from such noncompliance, any affected Group Member promptly develops and diligently implements a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and provided that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will promptly, but in no event later than five (5) days after learning of any action, investigation, demand or inquiry contemplated by this Section 8.09(b), notify the Administrative Agent and the Lenders in writing of any action, investigation, demand, or inquiry by any Person threatened in writing or commenced against the Borrower or any Group Member, or any of their property or any property with respect to which a Group Member has any interest or obligation, in connection with any applicable Environmental Laws or regarding any Hazardous Materials (excluding routine testing and corrective action), unless the Borrower reasonably determines, based on the information reasonably available to it at the time, that such action, investigation, demand or inquiry is unlikely to result in costs and liabilities in excess of $5,000,000 (it being understood that the amount will be determined in the aggregate with the costs and liabilities of all related similar actions, investigations, demands or inquiries) or could not reasonably be expected to have a Material Adverse Effect (it being understood that the Borrower shall be deemed to have given notice under this Section 8.09(b) regarding the matters set forth on Schedule 8.09(b) to this Agreement to the extent such matters are described thereon).
(c)If an Event of Default has occurred or is reasonably anticipated, or if any event or circumstance has occurred or is reasonably suspected that could reasonably be expected to result in a material diminution in the value of any of the Mortgaged Properties, the Administrative Agent may (but shall not be obligated to), at the expense of the Borrower (such expenses to be reasonable in light of the circumstances), conduct such investigation as it reasonably deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Loan Parties and each relevant Group Member shall reasonably cooperate with the Administrative Agent in conducting such investigation and in implementing any response to such noncompliance, Hazardous Material or other environmental condition as the Administrative Agent reasonably deems appropriate. Such investigation and response may include, without limitation, a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate, and any containment, cleanup, removal, repair, restoration, remediation or other remedial work. Upon reasonable request and notice, the Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.
Section 8.10Further Assurances.
(a)The Borrower at its sole expense will, and will cause each other Group Member to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to (i) further evidence and more fully describe the collateral intended as security for the Secured Obligations, (ii) correct any omissions in this Agreement or the Security Instruments, (iii) state more fully the obligations secured therein, (iv) perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or (v) make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties. In addition, at the Administrative Agent’s request, the Borrower, at its sole expense, shall provide any information requested to identify any Mortgaged Property, a customary “lease to well” reconciliation schedule, list or similar item, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Mortgaged Property.
(b)The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law, which financing statements may contain a description of collateral that describes such property in any manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Mortgaged Property consistent with the terms of the Loan Documents, including describing such property as “all assets” or “all property” or words of similar effect. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.11Reserve Reports.
(a)On or before April 1st and October 1st of each year beginning April 1, 2025, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Borrowing Base Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31st (the “December 31 Reserve Report”) and June 30th (the “June 30 Reserve Report”), as applicable. Each (A) December 31 Reserve Report delivered on or before April 1st of each year, shall be prepared by one or more Approved Petroleum Engineers, and (B) June 30 Reserve Report delivered on or before October 1st of each year shall be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.
(b)In the event of a request for an Interim Redetermination pursuant to Section 2.07(b), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report with an “as of” date as required by the Administrative Agent as soon as commercially reasonable, but in any event no later than thirty (30) days following the receipt of such request; provided that at any time prior to delivery of such Reserve Report the Administrative Agent may, or at the direction of the Required Lenders shall, elect to use the most recently delivered Reserve Report, which such Reserve Report may be rolled forward in a customary manner.
(c)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a Reserve Report Certificate substantially in the form of Exhibit I from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) except as set forth on an exhibit to the certificate, the Borrower or the other Loan Parties own good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, (A) on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to the Borrowing Base Properties evaluated in such Reserve Report which would require the Borrower or any other Group Member to deliver Hydrocarbons either generally or produced from such Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor and (B) there are no take-or-pay or ship-or-pay contracts that have not been disclosed in a previous Reserve Report Certificate, (iv) none of their Borrowing Base Properties have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Borrowing Base Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Group Member subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Borrowing Base Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-10 of the Borrowing Base Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.13(a) (the certificate described herein, the “Reserve Report Certificate”). For the avoidance of doubt, the requirement to provide a Reserve Report Certificate shall require the delivery of such Reserve Report Certificate at the time each Reserve Report is delivered.
Section 8.12Title Information.

(a)On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower shall deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received reasonably satisfactory title information on Hydrocarbon Interests constituting at least 85% of the PV-10 of the Borrowing Base Properties evaluated by such Reserve Report as determined by the Administrative Agent.
(b)If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within 60 days (or such longer period as the Administrative Agent may agree up to a maximum of thirty (30) additional days) after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Administrative Agent may approve in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted by Section 9.03 having an equivalent or greater value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on Hydrocarbon Interests constituting at least 85% of the PV-10 of the Borrowing Base Properties evaluated by such Reserve Report as determined by the Administrative Agent.
(c)If the Borrower is unable to cure any title defect reasonably requested by the Administrative Agent or the Lenders to be cured within the 60-day (or such longer period as the Administrative Agent may agree up to a maximum of thirty (30) additional days) period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the PV-10 of the Borrowing Base Properties evaluated in the most recent Reserve Report as determined by the Administrative Agent, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall each have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day (or such longer period as the Administrative Agent may agree up to a maximum of thirty (30) additional days) period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information covering 85% of the PV-10 of the Borrowing Base Properties evaluated by such Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.13Additional Collateral; Additional Guarantors.
(a)In connection with each redetermination of the Borrowing Base (including, for avoidance of doubt, any Interim Redetermination), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)) to ascertain whether the Borrowing Base Properties which are Mortgaged Properties represent at least 85% of the PV-10 of the Borrowing Base Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Mortgaged Properties do not represent at least 85% of such PV-10 value, then the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the Reserve Report Certificate required under Section 8.11(c), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such PV-10 value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and with sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to this Section 8.13(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b). It is understood that the obligation to pledge and provide first priority perfected liens on only 85% (rather than 100%) of the PV-10 of the Borrowing Base Properties is a matter of administrative convenience only and it is the intention of the parties that the Administrative Agent benefit from an all assets pledge of the Loan Parties’ Properties; accordingly the percentage of the PV-10 of the Borrowing Base Properties pledged to the Administrative Agent for the benefit of the Secured Parties may be (but shall not be required to be) up to 100% at any time.
(i)(b) (i) The Borrower shall promptly cause each Domestic Subsidiary Group Member that is a wholly-owned Material Subsidiary and which is not acquired or created for the purpose of an ABS Transaction to guarantee and secure the Secured Obligations pursuant to the Guarantee and Collateral Agreement, including pursuant to a supplement or joinder thereto. In connection with any such guaranty and security interest grant, the Borrower shall, or shall cause (i) such Material Subsidiary to promptly execute and deliver such Guarantee and Collateral Agreement (or a supplement thereto, as applicable), (ii) the owners of the Equity Interests of such Material Subsidiary who are Group Members to pledge all of the Equity Interests of such Material Subsidiary (including delivery of original stock certificates (if any) evidencing the certificated Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) such Material Subsidiary or other Person, as applicable, to promptly execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent.
(i)With respect to any Subsidiary that is acquired or created for the purpose of an ABS Transaction, such Subsidiary shall guarantee and secure the Secured Obligations prior to its acquisition (either by assignment, division, divisive merger or otherwise) of any Mortgaged Property or the Equity Interest of an entity that owns Mortgaged Property by executing a supplement to the Guarantee and Collateral Agreement in the form of Annex I thereto and if such ABS Transaction does not close within five (5) Business Days (or such longer period as the Administrative Agent shall agree) after the acquisition of such Mortgaged Property or the Equity Interest of an entity that owns such Mortgaged Property by such Subsidiary, the Borrower shall cause (A) the owners of the Equity Interests of such Subsidiary who are Group Members to pledge all of the Equity Interests of such Subsidiary (including delivery of original stock certificates (if any) evidencing the certificated Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) such Material Subsidiary to promptly execute and deliver such other additional closing documents (including Mortgages or amendments to Mortgages), legal opinions and certificates as shall reasonably be requested by the Administrative Agent.
(b)In the event that any Loan Party becomes the owner of (i) a first tier Foreign Group Member or (ii) a Domestic Subsidiary Group Member, then the parent Loan Party shall (A) pledge (x) 65% of all Equity Interests of such Foreign Group Member or (y) 100% of all the Equity Interests of such Domestic Subsidiary Group Member, in each case, that are owned by such Loan Party (including, in each case, delivery of original stock certificates, if any, evidencing such certificated Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (along with such Foreign Group Member or Subsidiary Group Member, as applicable) execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent.
(c)The Borrower will at all times cause the other material tangible and intangible personal and real property assets (other than any “Excluded Asset” as defined in the Security Instruments) of the Borrower and each Group Member to be subject to a Lien of the Security Instruments.
Section 8.14ERISA Compliance. The Borrower will promptly furnish and will cause each Subsidiary of the Borrower and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) immediately upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of the Borrower or Group Member in an aggregate amount exceeding $10,000,000, in connection with any Plan or any trust created thereunder, a written notice of the Borrower or such other Group Member or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code and of Section 302 of ERISA, and (B) pay, or cause to be paid, to the PBGC and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, after giving effect to any applicable grace period, all premiums required pursuant to Sections 4006 and 4007 of ERISA. Promptly following receipt thereof from the administrator or plan sponsor, but in any event within five (5) Business Days following any request therefor, the Borrower will furnish or will cause any applicable Subsidiary and any applicable ERISA Affiliate to furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan to which any Group Member or any ERISA Affiliate contributes or has an obligation to contribute; provided, that if the Group Members or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Group Members and/or their ERISA Affiliates shall promptly, but in any event within five (5) Business Days following such request, make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly, but in any event within five (5) Business Days following receipt thereof.
Section 8.15Swap Agreements. On each April 1st and October 1st (commencing October 1, 2025), the Loan Parties shall be party to Swap Agreements (including without limitation puts and floors) in respect of commodities the net notional volumes for which (when aggregated with other commodity Swap Agreements then in effect (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements)) equal at least:
(a)(i) 65% of the reasonably anticipated Hydrocarbon production from the Group Member’s total proved developed producing reserves as forecast based upon the most recent Reserve Report delivered pursuant to Section 8.11 for each month during the 12 month period from such April 1st and October 1st, as applicable, and (ii) 35% of the reasonably anticipated Hydrocarbon production from the Group Member’s total proved developed producing reserves as forecast based upon the most recent Reserve Report delivered pursuant to Section 8.11 for each month during the 12 month period thereafter; and
(b)(i) 50% of the reasonably anticipated Hydrocarbon production from the Group Member’s total proved developed producing reserves of natural gas as forecast based upon the most recent Reserve Report delivered pursuant to Section 8.11 for each month during the 12 month period from such April 1st and October 1st, as applicable, and (ii) 25% of the reasonably anticipated Hydrocarbon production from the Group Member’s total proved developed producing reserves of natural gas as forecast based upon the most recent Reserve Report delivered pursuant to Section 8.11 for each month during the 12 month period thereafter.
The amounts set forth in Sections 8.15(a) and (b) shall be modified by the same Swap Adjustment used in Section 9.17(a)(i) at the time of determination and being the “Minimum Required Volume”. In addition, within thirty (30) days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) after the Closing Date, the Loan Parties shall be party to Swap Agreements in respect of commodities at least equal to the notional amounts of Hydrocarbon production set forth on the Schedule 8.15.
Section 8.16Marketing Activities. The Borrower will not, and will not permit any of the other Group Members to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Group Members that the Borrower or one of the other Group Members has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 8.17Account Control Agreements; Location of Proceeds of Loans. The Borrower shall, and shall cause each of the other Loan Parties to, maintain each of their Deposit Accounts (other than Excluded Accounts and any RBL Maverick Accounts) with a Lender, and shall cause each of such Deposit Account and each of its Securities Accounts to be subject to a Control Agreement reasonably acceptable in form and substance to the Administrative Agent; provided (a) the Borrower and each other Loan Party shall comply with the foregoing requirement within sixty (60) days after the Closing Date (or such longer period as the Administrative Agent shall agree in its sole discretion), (b) no such Control Agreement shall be required for Excluded Accounts, and (c) excepting all RBL Maverick Accounts, if any Lender or Affiliate of a Lender is such a depository bank for the Borrower or any Guarantor and such Lender for any reason ceases to be a Lender party to this Agreement, the Borrower or such Guarantor (as applicable) shall be deemed to have satisfied the foregoing requirement so long as the Borrower or such Guarantor transitions its Deposit Accounts to another Lender or Affiliate of a Lender within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent) following such cessation.
Section 8.18Unrestricted Subsidiaries
(a)The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary and, subject to Section 8.18(c), any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrower; provided that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Performance Covenants (iii) no Borrowing Base Deficiency not otherwise cured shall be existing or result therefrom and (iv) the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.
(b)The designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Disposition of Property to an Unrestricted Subsidiary shall constitute (i) an Investment under Section 9.05 as of the date of designation or Disposition, as applicable, in an amount equal to the Fair Market Value of the Borrower’s investment therein and (ii) a Disposition as of the date of designation or Disposition, including (A) for purposes of the provisions of Section 2.08 and (B) for purposes of EBITDAX where such Disposition shall be deemed to be a Material Disposition.
(c)The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary once upon delivery of written notice to the Administrative Agent; provided that such designation (i) shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time, (ii) shall constitute a reduction in any Investment under Section 9.05 to the extent that such Investment was attributable to such Restricted Subsidiary being an Unrestricted Subsidiary at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein, it being understood that any incurrence of Indebtedness and Liens in connection herewith shall require compliance with Section 9.02 and Section 9.03, as applicable and (iii)

shall require the Borrower to be in compliance with the Financial Performance Covenants immediately before such designation and in pro forma compliance immediately after such designation.
(d)Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary, any designation of a Unrestricted Subsidiary as a Restricted Subsidiary and any Disposition to an Unrestricted Subsidiary will require the Borrower to provide the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the preceding conditions in Section 8.18(b) or Section 8.18(c), as applicable.
Section 8.19Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under any guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 8.19 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full and the Commitments are terminated. Each Loan Party intends this Section 8.19 to constitute, and this Section 8.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each other Loan Party for all purposes of the Commodity Exchange Act.
Article IX
NEGATIVE COVENANTS
Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
Section 9.01Financial Covenants.
(a)Ratio of Total Net Debt to EBITDAX. Beginning with the Fiscal Quarter ending December 31, 2024, the Borrower will not, as of the last day of any Fiscal Quarter, permit its ratio of Total Net Debt as of such last day to EBITDAX for the period of four Fiscal Quarters then ending on such day to exceed 3.25 to 1.00.
(b)Current Ratio. Beginning with the Fiscal Quarter ending December 31, 2024, the Borrower will not, as of the last day of any Fiscal Quarter, permit its Current Ratio as of such day to be less than 1.00 to 1.00.
Section 9.02Indebtedness. The Borrower will not, and will not permit any other Group Member to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)the Loans or other Secured Obligations;
(b)Indebtedness of the Group Members existing on the date hereof set forth on Schedule 9.02 as well as any Permitted Refinancing Indebtedness in respect thereof;
(c)purchase money Indebtedness or Capital Lease Obligations not to exceed $30,000,000 in the aggregate at any one time outstanding;
(d)unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;
(e)(i) Indebtedness among the Borrower and its Subsidiaries which are Loan Parties, (ii) Indebtedness between the Subsidiaries of the Borrower which are not Loan Parties and (iii) Indebtedness extended to the Borrower and its Subsidiaries which are Loan Parties by any Group

Members; provided that (A) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party and (B) any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent;
(f)endorsements of negotiable instruments for collection in the ordinary course of business;
(g)any guarantee of any other Indebtedness permitted to be incurred hereunder;
(h)unsecured Indebtedness in respect of Swap Agreements entered into in compliance with Section 9.17;
(i)Indebtedness of the Borrower in respect of Permitted Unsecured Debt and any Permitted Refinancing Indebtedness of such Indebtedness provided, that (i) such Indebtedness does not exceed $500,000,000 of principal in the aggregate outstanding at any time and (ii) giving pro forma effect to such Indebtedness and the repayment of any other Indebtedness with the proceeds thereof, (A) no Default, Event of Default or Borrowing Base Deficiency exists at such time, (B) the ratio of Total Net Debt to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available is in compliance with Section 9.01(a) and (C) the Availability is equal to or greater than 15%; and
(j)other Indebtedness not to exceed $30,000,000 in the aggregate at any one time outstanding.
Section 9.03Liens. The Borrower will not, and will not permit any Group Member to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)Liens securing the payment of any Secured Obligations;
(b)Liens existing on the Closing Date and disclosed on Schedule 9.03 and Excepted Liens;
(c)Liens securing purchase money Indebtedness or Capital Leases Obligations permitted by Section 9.02(c) but only on the Property that is the subject of any such Indebtedness or lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing;
(d)Liens securing any Permitted Refinancing Indebtedness; provided that any such Permitted Refinancing Indebtedness is not secured by any additional or different Property not securing the Refinanced Indebtedness;
(e)Liens on Property not constituting Mortgaged Property that secure Indebtedness and that are not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate or principal or face amount of all debt secured by such Liens pursuant to this Section 9.03(e), and the Fair Market Value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $10,000,000 in the aggregate at any time outstanding; and
(f)Liens on each Maverick ABS Account upon and pursuant to the terms of the Maverick ABS.
Section 9.04Restricted Payments; Redemptions and Restrictions on Amendments of Permitted Unsecured Debt.
(a)Restricted Payments. The Borrower will not, and will not permit any of the other Group Members to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) the Borrower may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(ii)Subsidiaries may make Restricted Payments ratably to the holders of their Equity Interests;
(iii)the Borrower may make cash Restricted Payments pursuant to and in accordance with stock option plans, other equity compensation plans or other benefit plans for management, employees or other individual service providers of the Borrower and the other Group Members which plans have been approved by the Borrower’s board of directors, to the extent such Restricted Payments are made in the ordinary course of business;
(iv)the Borrower may make cash Restricted Payments in an aggregate amount not to exceed the Diversified Corporate Expense Distribution Amount;
(v)the Borrower may pay cash Restricted Payments (including Diversified Distributions) if after giving pro forma effect thereto (including any Borrowing incurred in connection therewith) (A) Available Diversified Free Cash Flow for the most recently ended Test Period for which financial statements are available is greater than $0.00, (B) the ratio of Total Net Debt as of such date to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available does not exceed 2.00 to 1.00 and (C) the Borrower’s Liquidity is equal to or greater than 20% of the then effective Borrowing Base, so long as no Default, Event or Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result;
(vi)the Borrower may make cash Restricted Payments (including Diversified Distributions) if after giving pro forma effect thereto the Borrower’s ratio of Total Net Debt as of such date to EBITDAX for the most recent four Fiscal Quarters for which financial statements are available is less than 1.50 to 1.00 and the Borrower’s Liquidity is greater than 25% (or 15% during the Adjusted RP Testing Period) of the then effective Borrowing Base; and
(vii)the Borrower may make the Closing Date Distribution in cash on the Closing Date;
provided, that with respect to Restricted Payments constituting Diversified Distributions of the type described in clause (a)(ii) of the definition thereof, the Borrower may make such Restricted Payments up to ten (10) days prior to the date upon which such Restricted Payments will be made by the Parent (the “Payment Date”) and the pro forma provisions of Section 9.04(a)(v) and Section 9.04(a)(vi), as applicable, shall be tested and certified by the Borrower as of the Payment Date.

For the avoidance of doubt, transactions with Affiliates pursuant to those agreements listed on Schedule 9.14 do not constitute Restricted Payments.
(b)Redemptions. The Borrower will not, and will not permit any other Group Member to prior to the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part), (i) any Permitted Unsecured Debt, (ii) any other Indebtedness of the type set forth in clause (h) of the definition of Indebtedness, (iii) any Indebtedness permitted by Section 9.02(i) if at the time of such Redemption a Default, Event of Default or Borrowing Base Deficiency exists and is continuing, or (iv) any Permitted Refinancing Indebtedness in respect of the foregoing clauses (i) and (ii) (such Indebtedness in clauses (i) through (iv), collectively, the “Specified Indebtedness”); provided that the Borrower may prepay such Specified Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or with the net cash proceeds of Equity Interests (other than Disqualified Capital Stock) of the Borrower so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result of such Redemption.

(c)Amendments. The Borrower will not, and will not permit any other Group Member to amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any Specified Indebtedness if doing so would (i) with respect to Permitted Unsecured Debt cause such Specified Indebtedness to not meet the requirements set forth in the definition of Permitted Refinancing Indebtedness or Permitted Unsecured Debt, as applicable (tested as if such Specified Indebtedness were being issued or incurred at such time) and (ii) with respect to any other Specified Indebtedness, shorten the average maturity or average life of such Specified Indebtedness.
Section 9.05Investments, Loans and Advances. The Borrower will not, and will not permit any other Group Member to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)Investments which are disclosed to the Lenders in Schedule 9.05;
(b)accounts receivable arising in the ordinary course of business;
(c)Investments in Cash Equivalents;
(d)Investments (i) made among the Borrower and the other Subsidiaries which are Loan Parties, (ii) made between the Subsidiaries of the Borrower which are not Loan Parties or (iii) made by any Group Member in or to the Borrower or to its Subsidiaries which are Loan Parties;
(e)subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties or investments with respect to and relating to the production of oil, gas and other liquid or gaseous hydrocarbons from Oil and Gas Properties which are usual and customary in the oil and gas exploration and production business located, in each case, within the geographic boundaries of the United States of America;
(f)loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the other Loan Parties, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time;
(g)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Group Member as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the other Group Members; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(g) exceeds $1,000,000;
(h)Investments pursuant to Swap Agreements otherwise permitted under this Agreement;
(i)other Investments not to exceed $15,000,000 in the aggregate at any time;
(j)loans, advances or extensions of credit to suppliers or contractors under applicable contracts or agreements in the ordinary course of business in connection with oil and gas development activities of such Borrower or such Subsidiary; and
(k)Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments at any one time shall not exceed $10,000,000 (without giving effect to any appreciation in the value of such Investment after date such Investment is made).
Section 9.06Nature of Business; No International Operations. The Borrower and the other Group Members, taken as a whole, will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Group Members will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise)

in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America.
Section 9.07Proceeds of Loans. The Borrower will not permit the proceeds of the Borrowings to be used for any purpose other than those permitted by Section 7.22. No Loan Party, any other Permitted L/C Party, nor any Person acting on behalf of the Borrower has taken or will take any action which may cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not directly or, to the knowledge of the Borrower, indirectly use, and shall procure that its Subsidiaries, the other Permitted L/C Parties and its or their respective directors, officers, employees and agents shall not directly or, to the knowledge of such Person, indirectly use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.08ERISA Compliance. Except as would not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any ERISA Affiliate to, at any time:
(a)engage in any transaction in connection with which the Borrower or any ERISA Affiliate, could be subject to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any Subsidiary or any ERISA Affiliate to the PBGC;
(c)fail to make, or permit any ERISA Affiliate to fail to make, after giving effect to any applicable grace period, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;
(d)fail to satisfy, or allow any ERISA Affiliate to fail to satisfy, the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan; and
(e)acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Group Member or ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period immediately preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA and determined as of the end of the most recent plan year) of such Plan allocable to such benefit liabilities.
Section 9.09Sale or Discount of Receivables. Except for receivables obtained by the Group Members out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Group Member to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.10Mergers, Etc.. The Borrower will not, and will not permit any other Group Member to merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) or liquidate or dissolve (any such transaction, a “consolidation”), except that (a) any Loan Party may consolidate with or into the Borrower (provided the Borrower shall be the continuing or surviving entity), (b) any Group Member (other than the Borrower) may consolidate with any Subsidiary of the Borrower which is a Loan Party (provided such Subsidiary which is a Loan Party shall be the continuing or surviving entity) and (c) any Subsidiary which is not a Loan Party may consolidate with any other Subsidiary which is not a Loan Party, in each case, so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result of such consolidation and notice of such consolidation is provided to the Administrative Agent five (5) Business Days prior to such consolidation.
Section 9.11Sale of Properties and Termination of Hedging Transactions. The Borrower will not, and will not permit any Group Member to, sell, assign, farm-out, convey or otherwise transfer or Dispose of any Property except for:
(a)the sale of Hydrocarbons in the ordinary course of business;
(b)the sale or other Disposition (including any farmout or similar agreement) of Oil and Gas Properties not included in the calculation of the Borrowing Base (which, for avoidance of doubt, includes Oil and Gas Properties not constituting Proved Reserves) or 100% of the Equity Interests of any Subsidiary owning such Oil and Gas Properties;
(c)the sale or transfer of equipment (including, for the avoidance of doubt, midstream pipelines, gathering systems, processing plants and other related equipment) that (i) is no longer necessary for the business of the Borrower or such other Group Member or (ii) is replaced by equipment of at least comparable value and use;
(d)other than as permitted under Section 9.11(g) hereof, the sale or other Disposition (including Casualty Events or in connection with any condemnation proceeding) of any Borrowing Base Properties or any interest therein, 100% of the Equity Interests of any Subsidiary owning Borrowing Base Properties or the Unwind of Swap Agreements; provided that:
(i)not less than 80% of the consideration received in respect of such sale or other Disposition shall be cash (provided that Oil and Gas Properties constituting Proved Reserves received as consideration in connection with an asset swap may be deemed to be cash in an amount equal to the Fair Market Value of the Oil and Gas Properties constituting Proved Reserves received so long as the aggregate amount of such deemed cash consideration does not exceed five percent (5%) of the Borrowing Base then in effect at the time of such sale or other Disposition),
(ii)no Default or Event of Default has occurred and is continuing nor would a Default, Event of Default or Borrowing Base Deficiency (after giving effect to any prepayment of the Loans made with the proceeds of such sale or other Disposition) result therefrom, and
(iii)(other than in respect of Casualty Events) the consideration received in respect of a sale or other Disposition of any Oil and Gas Property constituting Proved Reserves, Equity Interest or interest therein shall be equal to or greater than the Fair Market Value of the Oil and Gas Property constituting Proved Reserves, Equity Interest or interest therein subject of such sale or other Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing);

(e)other than as permitted by Section 9.11(b), sales and other Dispositions for cash of Properties not included in the Borrowing Base having a Fair Market Value in aggregate not to exceed $15,000,000 in the aggregate;
(f)(i) transfers of Properties between the Borrower and its Subsidiaries which are Loan Parties, (ii) transfers of Properties between the Subsidiaries of the Borrower which are not Group Members and (iii) transfers of Property from Subsidiaries which are not Loan Parties to Loan Parties;
(g)Dispositions of Borrowing Base Properties or all of the Equity Interests of a Loan Party which owns Borrowing Base Properties or any ABS Party with respect to an ABS BB Transaction; provided that:
(i)the Borrower receives cash consideration for such Disposition equal to or greater than the Borrowing Base Value of such Borrowing Base Properties as determined in the most recently delivered Reserve Report;
(ii)the Borrowing Base shall automatically, without any further actions by the Lenders or the Administrative Agent, be reduced by the Borrowing Base Value of such Borrowing Base Properties upon the closing of such ABS BB Transaction in accordance with Section 2.08(d);
(iii)the Borrower shall prepay the Loans in accordance with Section 3.04(c)(iii); and
(iv)with respect to any Dispositions of Borrowing Base Properties by a Loan Party or by any of its Subsidiaries (including Subsidiaries formed by division or divisive merger) in connection with an ABS BB Transaction (an “ABS Party”), the Borrower shall have the option to transfer the Equity Interests of such ABS Party to Diversified or a Subsidiary of Diversified; provided that such ABS Party, after the relevant ABS BB Transaction, (A) is a non-Material Subsidiary and (B) does not own any Borrowing Base Properties; and
(h)any transaction permitted by Section 9.05.
Section 9.12Sales and Leasebacks. The Borrower will not, and will not permit any other Group Member to enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
Section 9.13Environmental Matters. The Borrower will not, and will not permit any other Group Member or Affiliate Operator, to undertake (or allow to be undertaken at any property subject to its control) anything which will subject any such property to any obligation to conduct any investigation or remediation under any applicable Environmental Laws or regarding any Hazardous Material that could reasonably be expected to have a Material Adverse Effect, it being understood that the foregoing will not be deemed to limit (i) any obligation under applicable Environmental Law to disclose any relevant facts, conditions or circumstances to the appropriate Governmental Authority as and to the extent required by any such Environmental Law, (ii) any investigation or remediation required to be conducted under applicable Environmental Law, (iii) any investigation reasonably requested by a prospective purchaser of any property, provided that such investigation is subject to conditions and limitations (including indemnification and insurance obligations regarding the conduct of such investigation) that are reasonably protective of the Borrower and any Group Member, or (iv) any investigation or remediation required pursuant to any lease agreements with the owners of any Properties.
Section 9.14Transactions with Affiliates. Except for (a) payment of Restricted Payments permitted by Section 9.04, (b) Dispositions permitted by Section 9.11(g), (c) the Joint Operating Agreement, (d) the Management Services Agreement, and (e) the transactions and payment of funds under those agreements listed on Schedule 9.14 including those agreements with respect to similar such transactions and payments to an Affiliate or Affiliates entered into in the ordinary course of business for the payment of Hydrocarbons or services in connection with an ABS Transaction and disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders) which shall be a supplement to Schedule 9.14, the Borrower will not, and will not permit any other Group Member to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than among the Loan Parties) unless such transactions are otherwise not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 9.15Subsidiaries. The Borrower shall not, and shall not permit any Group Member to, sell, assign or otherwise Dispose of any Equity Interests in any Group Members except in compliance with Section 9.11. The Borrower shall not, and shall not permit any other Group Member to, have any foreign Subsidiaries (other than those in existence on the Closing Date).
Section 9.16Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Group Member to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Secured Obligations or which (i) requires the consent of other Persons in connection therewith or (ii) provides that any such occurrence shall constitute a default or breach of such agreement or (b) the Borrower or any other Group Member from (i) paying dividends or making distributions to any Loan Party, (ii) paying any Indebtedness owed to any Loan Party (other than any restrictions imposed on any Loan Party making any such payment pursuant to the Loan Documents during an Event of Default), (iii) making loans or advances to, or other Investments in, any Loan Party (other than any restrictions imposed on any Loan Party making such loan or advance pursuant to the Loan Documents during an Event of Default) or (iv) prepaying or repaying Secured Obligations; provided that (A) the foregoing shall not apply to restrictions and conditions under the Loan Documents and (B) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement for purchase money Indebtedness or Capital Lease Obligations permitted by this Agreement if such restrictions or conditions apply only to the Property securing such purchase money Indebtedness or Capital Lease Obligations.
Section 9.17Swap Agreements.
(a)The Borrower will not, and will not permit any other Group Member to, enter into any Swap Agreements with any Person other than:
(i)Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into (A) ninety percent (90%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from Proved Reserves from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, for the period of thirty six (36) months following the date such Swap Agreement is entered into and (B) seventy five percent (75%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from Proved Reserves from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately for the period of thirty seven (37) to seventy two (72) months following the date such Swap Agreement is entered into; provided that (x) the Borrower may update the projections by providing the Administrative Agent additional information reasonably satisfactory to the Administrative Agent (and shall include new reasonably anticipated Hydrocarbon production from new wells or other production improvements and any dispositions, well shut-ins and other reductions of, or decreases to, production) (this clause (x), the “Swap Adjustment”) and (y) any Swap Agreements shall not, in any case, have a tenor of greater than six (6) years (provided that a Swap Agreement that may be or is extended by the exercise of an option to extend such a Swap Agreement for an additional term of up to sixty (60) months at the end of the initial term of such Swap Agreement is permitted); provided further that the foregoing limitations shall not apply to purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which any Group Member has no payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into;
(ii)in connection with a proposed acquisition by the Borrower or its Restricted Subsidiaries of Oil and Gas Properties pursuant to a binding and enforceable purchase and sale agreement and in addition to the Swap Agreements permitted to be entered into pursuant to Section 9.17(a)(i)(A), Swap Agreements with Approved Counterparties in respect of commodities entered into not for speculative purposes; provided that:
(A)the notional volumes for which (exclusive of puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements for which the total amount of obligations thereunder are known and fixed at the time such transaction is entered into) do not exceed, as of the date such Swap Agreement is entered into (as such production is projected in a Reserve Report covering the Oil and Gas Properties to be acquired) eighty-five percent (85%) of the reasonably anticipated production from the PDP Reserves of the Oil and Gas Properties to be acquired for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately for the period of thirty six (36) months following the date such Swap Agreement is entered into;
(B)such Swap Agreements are entered into on or after the date on which the Borrower or any of its Restricted Subsidiaries signs such a binding and enforceable purchase and sale agreement in connection with such proposed acquisition of Oil and Gas Properties;
(C)such Swap Agreements shall not, in any case, have a tenor of greater than three (3) years;
(D)(I) the notional volumes for such Swap Agreements when aggregated with the notional volumes of the Swap Agreements entered into pursuant to Section 9.17(a)(i) above do not exceed 130% of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from Proved Reserves from the Borrower’s and its Restricted Subsidiaries’ existing Oil and Gas Properties for each month during the period which such Swap Agreements are in effect for each of crude oil, natural gas and natural gas liquids, calculated separately (the actual percentage so determined, the “Swap Percentage”) and (II) the Availability is equal to or greater than the number, expressed as a percentage, of the then effective Borrowing Base, that is the difference between (x) the Swap Percentage and (y) 100%; and
(E)The Borrower shall unwind such Swap Agreements to the extent necessary to be in compliance with the limitations set forth in Section 9.17(a)(i) on the earliest of (1) the date of consummation of such proposed acquisition of Oil and Gas Properties, (2) the date that is 90 days after the execution of the purchase and sale agreement relating to such acquisition to the extent that such acquisition has not been consummated by such date, and (3) any Loan Party knows with reasonable certainty that such acquisition will not be consummated or such purchase and sale agreement is terminated; and
(iii)Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 80% of the then outstanding principal amount of all the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate;
(b)in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Group Member to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments);

(c)Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes);
(d)no Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of by the Loan Party thereto except to the extent permitted by Section 9.11; and
(e)if after the end of any Fiscal Quarter, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such Fiscal Quarter and the preceding Fiscal Quarter (other than basis differential swaps on volumes hedged by other Swap Agreements) exceeded, or will exceed, the sum of 100% of the actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such Fiscal Quarter, then the Borrower shall terminate, create off-setting positions, allocate volumes to other production the Borrower or any Subsidiary is marketing, or otherwise Unwind existing Swap Agreements (in accordance with the terms of such Swap Agreements) such that, at such time, future hedging volumes will not exceed 100% of the reasonably anticipated projected production from proved, developed producing Oil and Gas Properties for each of crude oil, natural gas and natural gas liquids, calculated separately, for the then-current and any succeeding Fiscal Quarters.
Section 9.18Amendments to Organizational Documents; Joint Operating Agreement and Management Services Agreement and Other Agreements Listed on Schedule 9.14. The Borrower shall not, and shall not permit any other Group Member to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents, the Joint Operating Agreement, the Management Services Agreement or any other agreement listed on Schedule 9.14 in any material respect that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent.
Section 9.19Changes in Fiscal Periods. The Borrower shall not, and shall not permit any other Group Member to have its Fiscal Year end on a date other than December 31 or change the method of determining Fiscal Quarters.
Section 9.20Outbound Investment Rules. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Article X
EVENTS OF DEFAULT; REMEDIES
Section 10.01Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any other Group Member in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower or any other Group Member shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(k), Section 8.02, Section 8.03 (only with respect to the Borrower’s existence), Section 8.17, Section 8.18 or in Article IX;
(e)the Borrower or any other Group Member shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Group Member otherwise becoming aware of such default;
(f)the Borrower or any other Group Member shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Material Indebtedness;
(g)any other event or condition occurs that results in any Material Indebtedness of any Group Member becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Group Member to make an offer in respect thereof;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Group Member, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Group Member or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any other Group Member shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Group Member or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or any partner, or stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the partners or stockholders, as applicable, of the Borrower to consider a resolution to dissolve and wind up the Borrower’s affairs or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Group Member or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed;
(k)the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any Mortgaged Property purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state or assert in writing;
(l)a Change in Control shall occur; or
(m)the occurrence of any “Event of Default” (as therein defined) under the Seller Credit Agreement;
Section 10.02Remedies.
(a)In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)In the case of the occurrence of an Event of Default which results in the Commitments terminating then the Borrowing Base shall automatically and concurrently be reduced to $0.
(d)All proceeds realized from the liquidation or other Disposition of collateral and to any other amounts received after maturity of the Loans, whether from the Borrower, another Loan Party, by acceleration or otherwise, shall be applied:
(i)first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)third, pro rata to payment of accrued interest on the Loans and regularly scheduled payments in respect of Secured Swap Agreement (but not any close-out or termination amounts);
(iv)fourth, pro rata to payment of principal outstanding on the Loans, the Secured Obligations owing under Secured Swap Agreements (to the extent not paid pursuant to clause third), and Secured Cash Management Obligations (other than Secured Affiliate Cash Management Obligations);
(v)fifth, pro rata to Secured Affiliate Cash Management Obligations and any other Secured Obligations;
(vi)sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
(vii)seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Article XI
THE ADMINISTRATIVE AGENTS
Section 11.01Appointment; Powers. Each Lender and Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Instrument. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
Section 11.02Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Group Member that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Group Members or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto. No Person identified as Coordinating Lead Arranger, an Arranger, a Co-Syndication Agent or a Co-Documentation Agent, in each case, in its capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.
Section 11.03Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank(s) hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.05Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative

Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06Resignation of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank(s) and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint from among the Lenders a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank(s), appoint a qualified financial institution as successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07Administrative Agent as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 11.08No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this Agreement or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this Agreement or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by, the Borrower or any of the other Group Members of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Group Member (or any of their Affiliates) which may come into the possession of such Agent, the Arrangers or any of their Affiliates. In this regard, each Lender acknowledges that Baker Botts L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or other Secured Party in any such proceeding.
Section 11.10Authority of Administrative Agent to Release Collateral and Liens. The Lenders, each Issuing Bank and each other Secured Party:
(a)irrevocably authorize the Administrative Agent to comply with the provisions of Section 12.18 (without requirement of notice to or consent of any Person except as expressly required by Section 12.02(b)); and
(b)authorize the Administrative Agent to execute and deliver to the Loan Parties, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any sale or other Disposition of Property to the extent such sale or other Disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
Subject to Section 12.02(b)(vii), upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.10 or Section 12.18.
Section 11.11Duties of the Arrangers . The Arrangers (including the Coordinating Lead Arranger) shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than duties, responsibilities and liabilities in its capacity as Lenders hereunder.
Section 11.12Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 11.12(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.12(a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding Section 11.12(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(A)an error may have been made (in the case of immediately preceding Sections 11.12(b)(i) or (ii)) or an error has been made (in the case of immediately preceding Section 11.12(b)(iii)) with respect to such payment, prepayment or repayment; and
(B)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).
(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding Section 11.12(a) or under the indemnification provisions of this Agreement.
(d)In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 11.12(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loan, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
Section 11.13Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123, or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Restricted Person is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant

Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests, or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle or vehicles, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle or vehicles) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 11.14Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further

(x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article XII
MISCELLANEOUS
Section 12.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone and subject to Section 12.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or by electronic mail (with read-receipt or similar feature enabled), as follows:
(i)if to the Borrower, to it at 1600 Corporate Drive, Birmingham, AL 35242, Attention of: Bradley G. Gray (Telephone No. (205) 379-0225 and email bgray@dgoc.com) with a copy to 414 Summers Street, Charleston, WV 25301, attention of: Benjamin Sullivan (Telephone No. (304) 561-4260 and email bsullivan@dgoc.com);
(ii)if to the Administrative Agent, to it at 600 Travis Street, Suite 3100, Houston, TX 77002, Attention of: George McKean (Fax No. (216) 370-5779, Telephone No. (713) 221-6187 and email george.mckean@key.com);
(iii)if to the Issuing Bank, to KeyBank National Association, to it at 600 Travis Street, Suite 3100, Houston, TX 77002, Attention of: George McKean (Fax No. (216) 370-5779, Telephone No. (713) 221-6187 and email george.mckean@key.com);
(iv)if to the Swing Line Lender, to KeyBank National Association, to it at 600 Travis Street, Suite 3100, Houston, TX 77002, Attention of: George McKean (Fax No. (216) 370-5779, Telephone No. (713) 221-6187 and email george.mckean@key.com); and
(v)if to any other Lender or Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02Waivers; Amendments.

(a)No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into (x) by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or (y) by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall be effective if it shall:
(i)increase the Maximum Credit Amount of any Lender without the written consent of such Lender,
(ii)increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), or decrease or maintain the Borrowing Base (other than a decrease pursuant to Sections 2.08(a) or (d)) without the consent of the Required Lenders; provided that (A) a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Majority Lenders and (B) it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions (other than Sections 2.08(a) and (d)) in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders,
(iii)reduce the principal amount of any Loan or LC Disbursement or reduce the stated rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (except (A) in connection with any amendment or waiver of the applicability of any post-default increase in interest rates or of any amendment to the Sustainability Rate Adjustment which does not have the effect of reducing the Applicable Margin for SOFR Loans or Applicable Margin for ABR Loans to a level not otherwise permitted herein, both of which shall be effective with the consent of Majority Lenders or (B) in connection with any amendment which would increase the Sustainability Rate Adjustment to be greater than 5 basis points which shall require the approval of all Lenders),
(iv)postpone the scheduled date of (A) payment or prepayment of the principal amount of any Loan or LC Disbursement, (B) any interest thereon, or (C) any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the Termination Date without the written consent of each Lender directly and adversely affected thereby,
(v)change Section 4.01(b) or Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(vi)waive or amend Section 10.02(d) without the written consent of each directly and adversely affected Lender; provided that any waiver or amendment to Section 10.02(d) or to this proviso in this Section 12.02(b)(vi), or any amendment or modification to any Security Instrument that results in the Secured Swap Agreement secured or guaranteed by such Security Instrument no longer being secured or guaranteed thereby on an equal and ratable basis with the principal of the Loans, or any amendment or other change to the definition of the terms “Payment in Full”, “Secured Obligations”, “Secured Parties”, “Secured Swap Agreement” or “Secured Swap Provider”, which would result in an equivalent effect, shall also require the written consent of each Secured Swap Provider adversely affected thereby,
(vii)(A) release any Guarantor (other than as a result of a transaction permitted hereby), (B) release all or substantially all of the collateral (other than as provided in Section 11.10), or (C) subordinate the payment priority of the Secured Obligations or subordinate the Liens securing the Secured Obligations to any other Indebtedness, in each case, without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender), or
(viii)change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or grant any consent hereunder or any other Loan Documents, without the written consent of each directly and adversely affected Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender, any Issuing Bank or the Lead Sustainability Structuring Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Swing Line Lender, any Issuing Bank or the Lead Sustainability Structuring Agent, as the case may be. Notwithstanding the foregoing, any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
(c)Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make administrative or operational changes not adverse to any Lender or (iv) adhere to any local Governmental Requirement or advice of local counsel.
(d)Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.
Section 12.03Expenses, Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent (provided that counsel shall be limited to (x) one (1) counsel to such Persons, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Persons with respect to a relevant regulatory matter, taken as a whole, (y), solely in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one (1) local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected indemnified persons and (z) other counsel consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned)), the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented costs, expenses, and Other Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, or extension of any Letter of Credit or any demand for payment thereunder, (iv) all documented out-of-pocket expenses incurred by the Administrative Agent, the Swing Line Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Swing Line Lender, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall and shall cause each Loan Party to indemnify the Administrative Agent, the Arrangers, the Swing Line Lender, the Issuing Bank and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (provided that counsel shall be limited to (x) one (1) counsel to such Indemnitees, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Indemnitees with respect to a relevant regulatory matter, taken as a whole, (y), solely in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one (1) local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected Indemnitees and (z) other counsel consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of, and any enforcement against the Borrower or any other Group Member of any rights under this Agreement or any other Loan Document or any Agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder of the consummation of the transactions contemplated hereby or by any other Loan Document, (iii) the failure of the Borrower or any other Group Member to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iv) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower or any other Group Members set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (v) any loan or Letter of Credit or the use of the proceeds therefrom, including (A) any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (vi) any other aspect of the Loan Documents, (vii) the operations of the business of the Borrower or any other Group Member by such persons, (viii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments, (ix) any actual or alleged presence or release of Hazardous Materials or any liability under Environmental Law related to the Borrower or any other Group Member, (x) the past ownership by the Borrower or any other Group Member of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability or (xi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the restatement (second) of torts of one or more of the

Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees including ordinary negligence; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted from (A) the gross negligence, willful misconduct or bad faith of such Indemnitee, (B) a material breach by such Indemnitee of its obligations under this Agreement at a time when the Borrower has not breached its obligations hereunder in any material respect or (C) a dispute solely among Indemnitees (other than a proceeding against any Indemnitee in its capacity or in fulfilling its role as an Arranger, Administrative Agent, Lender or any other similar role in connection with this Agreement) not arising out of any act or omission on the part of the Borrower or its affiliates. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower shall not, and shall cause each Group Member not to, assert and hereby waives and agrees to cause each Group Member to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them may have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof whether occurring on, prior to or after the Closing Date. This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arrangers, the Swing Line Lender or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arrangers or the Issuing Bank in its capacity as such.
(d)To the extent permitted by applicable law, no party hereto shall, and the Borrower shall cause each Group Member not to, assert, and hereby waives, and the Borrower agrees to cause each Group Member to waive, any claim against any other party hereto and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof whether occurring on, prior to or after the Closing Date; provided that, nothing in this Section 12.03(d) shall relieve (i) the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party or (ii) any Lender of its obligations under Section 12.03(c).
(e)All amounts due under this Section 12.03 shall be payable not later than 10 Business Days after written demand therefor.
Section 12.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated herein, the Related Parties of each of the Administrative Agent, any Issuing Bank, the Lenders and the other Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, to any Assignee, and provided further, the Borrower shall be deemed to have consented to any such Assignee if it has not objected to such Assignee within ten (10) Business Days after receiving notice of such assignment; and
(B)the Administrative Agent, the Swing Line Lender and each Issuing Bank; provided that no consent of the Administrative Agent, the Swing Line Lender or any Issuing Bank shall be required for an assignment to a Lender or an Affiliate of a Lender.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and shall be in increments of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignor shall have paid (or another Person shall have paid on its behalf) in full any amounts owing by it to the Administrative Agent and any Issuing Bank;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)the assignee must not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, an Affiliate or a Subsidiary of the Borrower or any other Loan Party.
(ii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and, at its election, forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire and, as required by Section 5.03(g), applicable tax forms or certifications (taking into account whether the Assignee shall already be a Lender hereunder and shall have provided the required tax forms and certifications), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Bank, the Lead Sustainability Structuring Agent or the Co-Sustainability Structuring Agent, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower, a Defaulting Lender, or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Participant may have consent rights with respect to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v), (vi) and (vii) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender would have consent rights. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.04; provided that such Participant (A) agrees to be subject to the provisions of Section 5.02 and Section 5.03 as if it were an assignee under subsection (b) of this Section 12.04 and (B) shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, proposed Section 1.163-5 of the United States Treasury Regulations and any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issues Notes to any Lender requiring Notes to facilitate transactions described in this Section 12.04(d) in accordance with Section 2.02(d) or as the Borrower may otherwise consent (such consent not to be unreasonably withheld or delayed).
(e)Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05Survival; Revival; Reinstatement.
(a)All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take any action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Group Member against any of and all the obligations of the Borrower or any other Group Member owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank(s) and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank(s) and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank(s) or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)THIS AGREEMENT, THE NOTES AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS (AND THE BORROWER SHALL CAUSE EACH GROUP MEMBER TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR IN EQUITY) RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
(d)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT (I) SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.01 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.10Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 12.11, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender and if requested, to any Lender’s insurance or credit risk support provider, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, (k) if agreed by the Borrower in its sole discretion by any other Person, (l) to any other party with the consent of the Borrower, (m) that becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower, (n) that is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 12.11, or (o) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For the avoidance of doubt, nothing herein shall prohibit any Person from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without notifying any other Person. “Information” means all written information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative

Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
Section 12.12Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes and other Secured Obligations arising under the Loan Documents, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein. Except as set forth in Section 12.02(b)(vi), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section 12.14No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than as expressly provided herein with respect to the Secured Swap Providers and Secured Cash Management Banks that are Affiliates of Lenders hereunder.
Section 12.15EXCULPATION PROVISIONS. Each of the parties hereto hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lending Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lending Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lending Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lending Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lending Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lending Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lending Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lending Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lending Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lending Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lending Parties or among the Loan Parties and the Lending Parties. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.16Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender to identify the Borrower and other Loan Parties in accordance with the Patriot Act and Beneficial Ownership Regulations.
Section 12.17Flood Insurance Provisions. In no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.
Section 12.18Releases.
(a)Release Upon Payment in Full. Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Mortgaged Property to the Loan Parties.
(b)Further Assurances. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Group Member in a transaction permitted by the Loan Documents and such Mortgaged Property shall no longer constitute or be required to be Mortgaged Property under the Loan Documents, then the Administrative Agent, at the request and sole expense of the Borrower and the applicable Group Member, shall promptly execute and deliver to such Group Member all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable

Security Instrument on such Mortgaged Property; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the relevant Group Member, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents (y) the Borrower has complied with its obligations under Section 8.01(n)(i), if applicable and (z) no Mortgaged Property other than the Mortgaged Property required to be released is being released. At the request and sole expense of the Borrower, a Group Member shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Group Member shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents and such Equity Interests shall no longer constitute or be required to be Mortgaged Property under the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the relevant Group Member, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents and the Borrower has complied with its obligations under Section 8.01(n)(i), if applicable, and (y) no Mortgaged Property other than the Mortgaged Property required to be released is being released.
Section 12.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	DP RBL CO LLC
	By:	/s/ Benjamin M. Sullivan
Name: Benjamin M. Sullivan
Title: Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender By: /s/ George E. McKean Name: George E. McKean Title: Senior Vice President

KEYBANC CAPITAL MARKETS INC., as Coordinating Lead Arranger and Sole Bookrunner By: /s/ Brian Hunnicut Name: Brian Hunnicutt Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Joint Lead Arranger, a Co-Syndication Agent and a Lender

By: /s/ Jacob W. Lewis
Name: Jacob W. Lewis
Title: Authorized Signatory

By: /s/ Donovan C. Broussard
Name: Donovan C. Broussard
Title: Authorized Signatory

CANADIAN IMPERIAL BANK OF COMMERCE, as Lead Sustainability Structuring Agent

By: /s/ Jacob W. Lewis
Name: Jacob W. Lewis
Title: Authorized Signatory

By: /s/ Donovan C. Broussard
Name: Donovan C. Broussard
Title: Authorized Signatory

CITIBANK, N.A., as a Joint Lead Arranger and a Lender By: /s/ Cliff Vaz Name: Cliff Vaz Title: Vice President

CITIZENS BANK, N.A., as Joint Lead Arranger, a Co-Syndication Agent and a Lender By: /s/ Scott Donaldson Name: Scott Donaldson Title: Senior Vice President

MIZUHO BANK, LTD., as a Joint Lead Arranger, Co-Syndication Agent and a Lender By: /s/ Edward Sacks Name: Edward Sacks Title: Managing Director

TRUIST BANK, as a Co-Syndication Agent and a Lender By: /s/ Farhan Iqbal Name: FARHAN IQBAL Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Joint Lead Arranger, a Co-Documentation Agent and a Lender By: /s/ Matt Turner Name: Matt Turner Title: S.V.P.

DNB BANK ASA, NEW YORK BRANCH, as a Co-Documentation Agent and a Co-Sustainability Structuring Agent

By: /s/ Scott L. Joyce
Name: Scott Joyce
Title: Senior Vice President

By: /s/ George Philippopoulos
Name:    George Philippopoulos
Title:    Senior Vice President

DNB MARKETS, INC., as a Joint Lead Arranger

By: /s/ Daniel Hochstadt
Name: Daniel Hochstadt
Title: Managing Director

By: /s/ Emilio Fabbrizzi
Name:    Emilio Fabbrizzi
Title:    Senior Vice President

DNB CAPITAL LLC as a Lender

By: /s/ Scott L. Joyce
Name: Scott Joyce
Title: Senior Vice President

By: /s/ George Philippopoulos
Name:    George Philippopoulos
Title:    Senior Vice President

MUFG BANK LTD. , as a Joint Lead Arranger and a Lender By: /s/ Edward Andrew Name: Edward Andrew Title: Authorized Signatory

BARCLAYS BANK PLC, as a Joint Lead Arranger and a Lender By: /s/ Sydney G. Dennis Name: Sydney G. Dennis Title: Director

FIRST HORIZON BANK, as a Lender By: /s/ W. David McCarver IV Name: W. David McCarver IV Title: Senior Vice President

SYNOVUS BANK, as a Lender By: /s/ Hoyt Elliott Name: Hoyt Elliott Title: SVP

CITY NATIONAL OF WEST VIRGINIA, as a Lender By: /s/ Jack Cavender Name: Jack Cavender Title: Executive Vice President

GOLDMAN SACHS BANK USA, as a Lender By: /s/ Rebecca Kratz Name: Rebecca Kratz Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Vice President

MERCURIA INVESTMENTS U.S., INC., as a Lender

By: /s/ Steven Bunkin
Name: Steven Bunkin
Title: Secretary

Annex I
LIST OF MAXIMUM CREDIT AMOUNTS

[**Omitted**]

EXHIBIT A
[FORM OF] NOTE

[**Omitted**]

Exhibit A

EXHIBIT B
[FORM OF] BORROWING REQUEST

[**Omitted**]

Exhibit B - 1

EXHIBIT C
[FORM OF] INTEREST ELECTION REQUEST

[**Omitted**]

Exhibit C - 1

EXHIBIT D
[FORM OF]
COMPLIANCE CERTIFICATE

[**Omitted**]

Exhibit D - 1

Exhibit A
Financial Statements

[**Omitted**]

Exhibit D - 2

ANNEX A

[**Omitted**]

Exhibit D - 3

ANNEX B
Subsidiaries Not Loan Parties

[**Omitted**]

Exhibit D - 4

ANNEX C

[**Omitted**]

Exhibit D - 5

EXHIBIT E
[FORM OF] SOLVENCY CERTIFICATE

[**Omitted**]

Exhibit E - 1

EXHIBIT F
SECURITY INSTRUMENTS

[**Omitted**]

Exhibit F - 1

EXHIBIT G
[FORM OF] ASSIGNMENT AND ASSUMPTION

[**Omitted**]

Exhibit G - 1

Exhibit G - 2

EXHIBIT H-1
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(NON-U.S. LENDERS; NON-PARTNERSHIPS)

[**Omitted**]

Exhibit H - 1

EXHIBIT H-2
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

[**Omitted**]

Exhibit H - 2

EXHIBIT H-3
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANTS; PARTNERSHIPS)

[**Omitted**]

Exhibit H - 3

EXHIBIT H-4
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(NON-U.S. LENDERS; PARTNERSHIPS)

[**Omitted**]

Exhibit H - 4

EXHIBIT I
[FORM OF] RESERVE REPORT CERTIFICATE

[**Omitted**]

Exhibit I - 1

Exhibit 1
Liens on Oil and Gas Properties

[**Omitted**]

Exhibit 2
Gas Imbalances, Take-or-Pay, Ship-or-Pay or Other Prepayments

[**Omitted**]

Exhibit 3
Sales of Oil and Gas Properties

[**Omitted**]

Exhibit 4
Marketing Agreements

[**Omitted**]

Exhibit 5
Oil and Gas Properties that are Mortgaged Properties

[**Omitted**]

EXHIBIT J
FORM OF SUSTAINABILITY CERTIFICATE

[**Omitted**]

Annex A
Sustainability Report and Review Report

[**Omitted**]

Annex B
Sustainability Rate Adjustment

[**Omitted**]

EXHIBIT K
[FORM OF]
DIVERSIFIED DISTRIBUTIONS CERTIFICATE

[**Omitted**]

ANNEX A
Calculations

[**Omitted**]

EXHIBIT L
[FORM OF]
RESTRICTED PAYMENTS CERTIFICATE

[**Omitted**]

ANNEX A
Restricted Payments

[**Omitted**]

ANNEX B
Calculations

[**Omitted**]

Schedule 1.01(a)
Existing Letters of Credit

[**Omitted**]

Schedule 7.12
Insurance

[**Omitted**]

Schedule 7.14
Group Members

[**Omitted**]

Schedule 7.18
Gas Imbalances

[**Omitted**]

Schedule 7.19
Marketing Contracts

[**Omitted**]

Schedule 7.21
Swap Agreements

[**Omitted**]

Schedule 8.09(b)
Environmental Matters

[**Omitted**]

Schedule 8.15
Required Swap Agreements

[**Omitted**]

Schedule 9.02
Existing Indebtedness

[**Omitted**]

Schedule 9.03
Existing Liens

[**Omitted**]

Schedule 9.05
Investments

[**Omitted**]

Schedule 9.14
Affiliate Agreements

[**Omitted**]

APPENDIX A

GHG EMISSIONS INTENSITY PERFORMANCE TARGETS

[**Omitted**]
APPENDIX A

APPENDIX B

PLUGGED WELLS PERFORMANCE TARGETS

[**Omitted**]
APPENDIX B

APPENDIX C

TRIR PERFORMANCE TARGETS

[**Omitted**]

    APPENDIX C